UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

SAVIENT PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 10, 2012

Dear Stockholder:

We cordially invite you to attend the 2012 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. to be held on Tuesday, May 22, 2012, at 9:00 a.m. at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting. Only stockholders of record and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we hope you will review carefully the enclosed proxy materials and annual report and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of Savient Pharmaceuticals.

Sincerely,

David Y. Norton Interim Chief Executive Officer

Notice of

2012 Annual Meeting of Stockholders

and

Proxy Statement

One Tower Center, 14th Floor

East Brunswick, NJ 08816

(732) 418-9300

NOTICE OF ANNUAL MEETING

To the Stockholders of Savient Pharmaceuticals, Inc.:

The 2012 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. will be held at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey, on Tuesday, May 22, 2012, at 9:00 a.m., to consider and act upon the following:

1. To elect as directors for terms of one year each of the six nominees named in the attached proxy statement;

2. To hold an advisory vote on executive compensation;

3. To approve an amendment to our 1998 Employee Stock Purchase Plan, increasing the number of shares available for issuance by 1,500,000 shares;

4. To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2012; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the meeting.

The Board of Directors has fixed the close of business on April 3, 2012 as the record date for the determination of stockholders entitled to receive this notice and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

Philip K. Yachmetz Secretary April 10, 2012

Admission to the annual meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the annual meeting. If you arrive without the appropriate proof of ownership you may not be admitted to the annual meeting unless we can verify that you were a Savient stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically pursuant to the instructions on the proxy card. No postage is required if mailed in the United States. A prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219-9821.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting To be Held on Tuesday, May 22, 2012

This proxy statement and copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, are available for viewing, printing and downloading at www.savient.com.

PROXY STATEMENT

General

Savient Pharmaceuticals, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our 2012 Annual Meeting of Stockholders to be held on Tuesday, May 22, 2012, at 9:00 a.m., at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey, and at any adjournment of that meeting. The date of this proxy statement is April 10, 2012, the approximate date on which we first sent or provided the proxy statement and form of proxy to our stockholders.

This proxy is solicited on behalf of our Board of Directors. Our Board of Directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the 2012 Annual Meeting of Stockholders by filing written notice with the Secretary of Savient, by signing and delivering a new proxy card bearing a later date, by voting electronically, or by casting your vote in person at the annual meeting. It is important to sign and return your proxy card or to vote electronically in one of the ways specified on your proxy card. It helps to establish a quorum so that the annual meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses incurred in connection with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our stock transfer books will not be closed in connection with this Annual Meeting. Our Board of Directors has fixed the close of business on April 3, 2012 as the record date for determining the stockholders of record entitled to receive notice of and to vote their shares at the annual meeting. On the record date, there were 72,401,893 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals being presented for stockholder action, with no cumulative voting.

If your shares are held on your behalf by a third party such as your broker or another person or entity who holds shares of the Company on your behalf and for your benefit, which person or entity we refer to as a “nominee,” and your broker (or other nominee) is the stockholder of record of such shares, then you are the beneficial owner of such shares and we refer to those shares as being held in “street name.” As the beneficial owner of your “street name” shares, you are entitled to instruct your broker (or other nominee) as to how to vote your shares. Your broker (or other nominee) will provide you with information as to how you are able to instruct your broker (or other nominee) as to the voting of your “street name” shares

If your shares are held in “street name,” your broker (or other nominee) is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker (or other nominee), your broker (or other nominee) will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. A “broker non-vote” occurs when your broker (or other nominee) submits a proxy for your shares (because the broker (or other nominee) has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker (or other nominee) either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. We count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting. The effect of “broker non-votes” on each proposal that will be presented at the annual meeting is discussed below. If your shares are held in “street name” by your broker (or other nominee), please check the instruction card provided by your broker (or other nominee) or contact your broker (or other nominee) to determine whether you will be able to vote by electronic means.

We are enclosing with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which we refer to as our 2011 10-K.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or 2011 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations, Telephone: (732) 418-9300. If you would like to receive separate copies of our annual report to stockholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the item of business. Shares that abstain from voting on any proposal and “broker non-votes” (described below) will be counted as shares that are present for purposes of determining whether a quorum exists at the Annual Meeting.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of KPMG LLP, our independent registered public accounting firm (proposal 4), is considered a discretionary item. Accordingly, your brokerage firm may vote your shares with respect to that matter even if you do not give instructions on that proposal.

If you do not give instructions to your bank or brokerage firm, it will not be able to vote your shares with respect to certain that are not considered to be “discretionary” items. The election of directors (proposal 1), the “say-on-pay” advisory vote on executive compensation (proposal 2), and the vote to approve an amendment to our 1998 Employee Stock Purchase Plan (proposal 3) are not considered to be “discretionary” items. Accordingly, your brokerage firm, bank or other nominee may not be able to vote your shares with respect to any of these matters if you do not give it voting instructions on the proposals.

Our directors are elected by a plurality vote of all votes cast for the election of directors at the Annual Meeting. As a result, the six nominees for director who receive the most votes will be elected. Stockholders will not be allowed to cumulate their votes in the election of directors (proposal 1). Broker non-votes will have no effect on the outcome of Proposal 1, so please be sure to provide your broker or other nominee with your voting instructions so that your vote will be counted.

Under our by-laws, the affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the meeting will be required for the approval of the “say-on-pay” advisory vote on executive compensation (proposal 2); approval of the amendment to our 1998 Employee Stock Purchase Plan (proposal 3); and approval of the ratification of the selection of KPMG as our independent registered public accounting firm (proposal 4). Shares which abstain and broker non-votes will have the same effect as a vote AGAINST proposals 2, 3 and 4.

The Audit and Finance Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. If our stockholders do not ratify the selection of KPMG, it will be reconsidered by the Audit and Finance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the stockholders or the Board of Directors will fix the number of directors at not fewer than three nor more than 15. In September 2011, our Board of Directors, based upon the recommendation of its Nominating and Corporate Governance Committee, expanded the number of directors from six to eight and elected David Y. Norton, our Interim CEO, and William F. Owen, Jr., M.D. In February 2012, John H. Johnson resigned from his role as our Chief Executive Officer and President and resigned from our Board of Directors, and Mr. Norton was appointed as our Interim CEO. As a result, we currently have seven directors on our Board, each of whom, with the exception of Mr. Norton and Dr. Owen, were elected by our stockholders at our 2011 Annual Meeting of Stockholders, and each of whose term, including Mr. Norton’s and Dr. Owen’s, expires at the 2012 Annual Meeting of Stockholders. Mr. Norton and Dr. Owen were recommended by the incumbent directors to serve as directors. The term of Alan Heller, currently a director, will conclude as of the 2012 annual meeting. Since joining the Board in 2006, Mr. Heller has provided a significant contribution to the development and success of our company through his dedication and business acumen and we thank him for his efforts.

Our Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, has nominated six persons for election as directors for one-year terms expiring at the annual meeting of stockholders to be held in 2013. Each of the following six nominees are currently directors of Savient and, with the exception of Mr. Norton and Dr. Owen, were elected by our stockholders at the 2011 Annual Meeting of Stockholders.

Ginger Constantine, M.D.	Stephen O. Jaeger
David Y. Norton	William F. Owen, Jr., M.D.
Lee S. Simon, M.D.	Virgil Thompson

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE SIX NOMINEES NAMED ABOVE

FOR A TERM OF ONE YEAR EACH

If you return your proxy card or vote by any of the electronic means noted on your proxy card, the persons named as proxies on the proxy card will vote the shares represented by a proxy FOR the election of each of the six nominees named in this proxy statement as directors for a term of one year, unless you instruct otherwise on your proxy card by marking “WITHHOLD”. If you submit a proxy card or vote by the any of the electronic means noted on your proxy card, but do not provide any instructions on your proxy card or when you vote by any of the electronic means noted on your proxy card the persons named as proxies on the proxy card will vote the shares represented by a proxy FOR the election of each of the six nominees named in this proxy statement as directors for a term of one year. Our Board of Directors knows of no reason why any nominee should be unable or unwilling to serve; however, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than six nominees. No family relationships exist between any of our executive officers, our directors or director nominees.

We have provided information below about our director nominees, including their ages, years of service as directors, business experience, and service on the board of directors of other publicly-held companies, including any other directorships held during the past five years. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the Board to conclude that he or she should serve as a director of Savient, at the time we file our proxy statement, in light of our business and structure. No corporation or organization referred to below is a subsidiary or other affiliate of ours.

GINGER CONSTANTINE, M.D.—Age 56—Dr. Constantine has been a director since June 2009 and is a member of our Audit and Finance and Compensation and Human Resources Committees. Since June 2010, Dr. Constantine has been a consultant with Endo-Rheum Consultants, a medical/clinical consulting firm. Until March 2010, when it was acquired by Pfizer Pharmaceuticals, Dr. Constantine served as Vice President of

Women’s Health & Bone Repair Medical Research at Wyeth Research, a division of Wyeth Pharmaceuticals, a pharmaceutical company, and held Vice President positions with Wyeth since 2000. Dr. Constantine has held various management positions of increasing responsibility in the therapeutic areas of rheumatology, metabolism and bone repair within the Wyeth Pharmaceuticals and Wyeth Research organizations. Prior to joining Wyeth, Dr. Constantine was a practicing physician specializing in Rheumatology and Internal Medicine. Dr. Constantine obtained her medical degree from Temple University and completed her Rheumatology Fellowship at the University of Pennsylvania. She is currently a member of the American College of Rheumatology as well as various medical societies, including the American Medical Association, American Rheumatism Association and the Pennsylvania Medical Society.

Dr. Constantine has over 15 years of management experience in the pharmaceutical industry and is a licensed rheumatologist. Dr. Constantine’s experience with rheumatology, research, and global pharmaceutical affairs adds significant value to Board discussions.

STEPHEN O. JAEGER—Age 67—Mr. Jaeger has been a director since 2003, our non-executive Chairman since 2006, is the chairperson of our Audit and Finance Committee and a member of our Compensation and Human Resources Committee. From March 1999 until April 2000, Mr. Jaeger was Chief Executive Officer of eBT International, Inc., a software company, and from June 2001 until his retirement in December 2005, he served as eBT’s President and Chief Executive Officer. From 1997 to 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer of The Clinical Communications Group, a medical education company, and from 1995 to 1997, he was Vice President, Chief Financial Officer and Treasurer of Applera Corporation, a life sciences company.

Mr. Jaeger has significant senior management experience and financial oversight, auditing and accounting experience. As Chairman of the Board, Mr. Jaeger is extremely conscientious and diligent in keeping the other directors abreast of current operational and oversight issues we face, and as a member of the Audit and Finance Committee actively collaborates with our independent auditors and senior management team on critical issues facing us and maintaining our financial position.

DAVID Y. NORTON—Age 60—Mr. Norton has been a director since September 2011 and our Interim Chief Executive Officer since February 2012. From May 2009 until his retirement in September 2011, Mr. Norton was Company Group Chairman, Global Pharmaceuticals for Johnson & Johnson, a global pharmaceutical company. Mr. Norton previously served as Johnson & Johnson’s Company Group Chairman, Worldwide Commercial and Operations for the CNS, Internal Medicine and Virology franchise from June 2006 to April 2009, and held executive positions of increasing scope with Johnson & Johnson since 2001, and a wide range of management positions of increasing responsibility in Europe, Australia, New Zealand and the United States with Janssen Pharmaceutica prior to its acquisition by Johnson & Johnson.

Mr. Norton’s extensive global commercial experience in the pharmaceutical and biotechnology industry provide invaluable insight as the company executes on its core strategies to launch KRYSTEXXA® (pegloticase) successfully in the U.S. and to expand its geographic market opportunities.

WILLIAM F. OWEN, JR., M.D.—Age 56—Dr. Owen has been a director since September 2011 and is a member of our Nominating and Corporate Governance Committee. From August 2007 until his retirement in December 2011, Dr. Owen served as President of the University of Medicine & Dentistry of New Jersey, the nation’s largest publicly funded health sciences university. Previously, Dr. Owen held the position of Chancellor, Health Science Center and Vice President for Health Affairs at the University of Tennessee, and served as chief scientist for Baxter Healthcare Corporation’s renal division. Dr. Owen served on the faculties of Harvard Medical School and Duke University, and was a clinical and academic staff physician with Brigham and Women’s Hospital in Boston. Dr. Owen holds a bachelor’s degree from Brown University and a Doctor of Medicine degree from Tufts University School of Medicine. He completed an internship and residency in medicine and a fellowship in nephrology at Brigham and Women’s Hospital and a postdoctoral research fellowship in immunology at the Harvard Medical School.

Dr. Owen’s distinguished background in nephrology, academic medicine, clinical healthcare, and scientific research provides him with a unique and critical perspective on the company’s strategic objectives, and in particular the expansion of the clinical utility for KRYSTEXXA.

LEE S. SIMON, M.D.—Age 61—Dr. Simon has been a director since May 2006 and is a member of our Nominating and Corporate Governance Committee. In January 2009 through June 2010 our Board of Directors retained Dr. Simon as a consultant to supervise our efforts to obtain U.S. regulatory approval for our product candidate KRYSTEXXA. From 2004 to February 2009, Dr. Simon served as a member of the voluntary staff of Beth Israel Deaconess Medical Center. From 2003 to February 2009, Dr. Simon was an Associate Clinical Professor of Medicine at Harvard Medical School. From 2001 to 2003, Dr. Simon was the Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the U.S. Food and Drug Administration. From 1995 to 2003, Dr. Simon was an Associate Professor of Medicine at Harvard Medical School.

Dr. Simon is a licensed rheumatologist and serves on the advisory committees of numerous development-stage pharmaceutical companies, which provides him with an acute perspective on the needs and challenges of our company and allows him to offer meaningful insight on the drug development and regulatory processes at Board meetings.

VIRGIL THOMPSON—Age 72—Mr. Thompson has been a director since 1994 and is chairperson of our Nominating and Corporate Governance Committee and a member of our Audit and Finance Committee. Since July 2009, Mr. Thompson has served as Chief Executive Officer of Spinnaker Biosciences, Inc., a private ophthalmic drug delivery company. From 2002 to July 2007, Mr. Thompson was President and Chief Executive Officer of Angstrom Pharmaceuticals, Inc., a pharmaceutical company, and served on its board of directors until 2009. From 2000 to 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biotechnology company, and he was our President and Chief Operating Officer from 1999 to 2000. From 1996 to 1999, Mr. Thompson was President and Chief Executive Officer of Cytel Corporation, a biotechnology company. Mr. Thompson is chairperson of the board of directors of Aradigm Corporation, an emerging specialty pharmaceutical company, and a member of its compensation, nominating and corporate governance and audit committees. Mr. Thompson is chairperson of the board of directors of Questcor Pharmaceuticals, Inc., a biopharmaceutical company, and serves on its compensation and audit committees. Mr. Thompson is also on the board of directors of Soligenix, Inc., a biopharmaceutical company, and serves on its compensation and audit committees.

Mr. Thompson has over 40 years of significant senior management and financial oversight experience in the pharmaceutical and biopharmaceutical industries. He provides the Board invaluable insight into the functioning of a pharmaceutical company, and his involvement on various board committees allows him to bring meaningful perspective to the committees on which he serves.

Your Board of Directors recommends that stockholders vote FOR each of the six nominees for election as Directors.

INFORMATION RELATED TO THE BOARD OF DIRECTORS

AND CERTAIN OF ITS COMMITTEES

Corporate Governance Guidelines

Our Board of Directors believes that good corporate governance is important to ensure that Savient is managed for the long-term benefit of its stockholders. Complete copies of the corporate governance guidelines described below are available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

The Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Savient and its stockholders. These guidelines, which provide a framework for the conduct of the Board of Directors’ business, provide that:

•	the principal responsibility of the directors is to oversee the management of Savient;

•	a substantial majority of the members of the Board of Directors shall be independent directors;

•	the outside directors shall meet regularly in executive session without management present;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board of Directors and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

In February 2007, our Corporate Governance Guidelines were revised to provide for a minimum stock ownership policy for non-employee members of our Board of Directors, with minimum ownership levels equal to two times the retainer paid to directors, whether paid in cash or shares and options, based on the closing price of our common stock on December 8, 2006, to be achieved within three years of the director’s joining the Board. As of April 3, 2012, all of the directors who were on our Board for three or more years were in compliance with this policy.

Determination of Independence

Our common stock is listed on The Nasdaq Global Market. Under applicable Nasdaq rules, a director of Savient will qualify as an “independent director” only if our Board of Directors determines that the director does not have a relationship with Savient that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors determined that none of Messrs. Heller, Jaeger, Thompson, Drs. Constantine or Owen has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as defined under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules. Mr. Norton is our Interim Chief Executive Officer and as an employee of the company is not independent. As described below under Related Person Transaction Policy, Dr. Simon is not an “independent director” due to his previous consulting arrangement with the company.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors, senior management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate for director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties, strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee does not assign specific weights to particular criteria. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to: the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Director Qualifications and Diversity

The Nominating and Corporate Governance Committee has not established specific requirements related to age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board of Directors has developed a group of criteria that are designed to describe what qualities and characteristics are desired for the Board of Directors as a whole. The full Board of Directors has conducted over the past three years an annual self-evaluation of its membership with respect to these criteria. The principal purpose of this evaluation is to help ensure the Board of Directors remains comprised of members fulfilling the desired complement of talents and expertise for the Board of Directors as a whole. The Board of Directors applies these same criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.

The criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust. In general, they require that each director:

•	shall be prepared to represent the best interests of all of our stockholders;

•	have a willingness to commit the time required to fully discharge his or her responsibilities to the Board of Directors; and

•	shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

In addition, it is anticipated that the Board of Directors as a whole will have individuals that:

•	contribute to the Board of Directors’ overall diversity;

•	contribute positively to the collaborative culture among Board members; and

•	possess professional and personal experiences and expertise relevant to Savient’s goal of being a leading specialty biopharmaceutical company.

The Nominating & Corporate Governance Committee considers Board diversity in selecting director nominees and reviewing current Board composition, diversity being broadly construed to mean a variety of opinions, perspectives, skills, personal and professional experiences and backgrounds. In this regard, the Nominating & Corporate Governance Committee also takes into consideration the diversity (with respect to gender, race and national origin) of our Board members. The Nominating & Corporate Governance Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors. The Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating & Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

A complete statement of the criteria for evaluating director qualifications is annexed to our Corporate Governance Guidelines, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

Communications from Stockholders and Other Interested Parties

Our Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Stockholders who wish to communicate with our entire Board of Directors or our non-executive directors may do so by writing to: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Chairperson of the Board of Directors. Communications will be forwarded to all directors if they relate to substantive matters that the chairperson of our Board of Directors, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our Board of Directors is responsible for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board of Directors’ primary responsibility is to serve the best interests of our stockholders and, in so doing, oversee Savient’s management. The Board of Directors selects, evaluates and provides for the succession of executive officers and approves its nominees to stand for election as directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Savient. Our management keeps the directors informed of company activity through regular reports and presentations at Board and committee meetings.

Our Board of Directors met 17 times during 2011. Each director attended 75% or more of the total number of meetings during 2011 of the Board of Directors and the committees, if any, of which such director was a member.

Our Board of Directors’ standing committees are our Audit and Finance Committee, our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee. Our Board of Directors has determined that all members of each of its three standing committees are independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Each committee has a charter that has been approved by our Board of Directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and our code of ethics in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com , or by writing to: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations.

We expect, barring extenuating circumstances, that the members of the Board of Directors will attend our 2012 Annual Meeting of Stockholders. Each of our directors standing for reelection during 2011 attended our 2011 Annual Meeting.

Audit and Finance Committee

Our Audit and Finance Committee assists our Board of Directors in overseeing the quality and integrity of our financial statements, our disclosure and financial reporting process, our internal controls and procedures for financial reporting, our registered public accounting firm, our outside registered public accounting firm’s qualifications, independence and compliance with our code of ethics and applicable legal and regulatory requirements. Messrs. Jaeger (Chairperson) and Thompson and Dr. Constantine are the current members of the Audit and Finance Committee. Our Board of Directors has determined that Mr. Jaeger qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission, or the SEC. During 2011, the Audit and Finance Committee held 9 meetings. The Audit and Finance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

Nominating and Corporate Governance Committee

In 2002, our Board of Directors formed a nominating committee. In 2004, the nominating committee became responsible for taking a leadership role in shaping our corporate governance policies and practices and thus the nominating committee was renamed the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying, evaluating and recommending director candidates and the re-nomination of current directors to the Board, overseeing compliance with our adopted policies and procedures regarding corporate governance principles and practices, and making recommendations to the Board of Directors regarding modifications, if any, to our corporate governance principles and practices.

Mr. Thompson (Chairperson) and Drs. Simon and Owen are the current members of the Nominating and Corporate Governance Committee. During 2011, the Nominating and Corporate Governance Committee held 6 meetings, including a meeting to approve the nominees for election as directors at the 2011 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

Compensation and Human Resources Committee

Our Board of Directors formed the Compensation and Human Resources Committee to review compensation practices applicable company-wide, to recommend compensation for senior executives, including the President or Chief Executive Officer, to administer our employee benefits, stock option and incentive plans, to review and make recommendations to the Board of Directors with respect to all senior management compensation and benefit matters, including our principal executive officer’s compensation, and to review and make recommendations to the Board of Directors with respect to director compensation. In this proxy statement, we sometimes refer to the Compensation and Human Resources Committee as the Compensation Committee. Messrs. Heller (Chairperson) and Jaeger and Dr. Constantine are the members of the Compensation Committee up to the date of our 2012 Annual Meeting. During 2011, the Compensation Committee held 12 meetings, seven of which included an executive session of the committee. Our former CEO & President, John H. Johnson, was present at nine of the committee meetings; however, he did not attend any executive sessions or any meeting where his compensation was determined. Mr. Norton has not attended any meeting at which his compensation was determined. As discussed below, the Compensation Committee’s compensation consultant attended all or a portion of two of these meetings, including executive sessions.

Our Compensation Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com. The Compensation Committee conducts a yearly review of its charter, which may be amended by a majority vote of the Committee. The chairperson of the Compensation Committee, with input from the Chief Executive Officer and Committee members, sets the Committee’s agenda and schedules Committee meetings. The Compensation Committee has budgetary authority to retain independent legal, compensation practice and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee may delegate, pursuant to predetermined and approved guidelines, to one or more executive officers, the power to grant time vested options to employees of Savient who are not directors or executive officers. The Compensation Committee has delegated this authority only to our Chief Executive Officer.

The Compensation Committee is composed entirely of independent directors as determined by our Board of Directors with reference to The Nasdaq Stock Market, Inc. Marketplace Rules and the rules of the SEC. The Compensation Committee establishes and administers an overall compensation program for our executive officers that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The Compensation Committee reviews and recommends to the Board of Directors for approval all elements of compensation for our principal executive officer and our other executive officers, including the executive officers listed in the Summary Compensation Table appearing on page 27. The Compensation Committee specifically reviews and recommends to the Board of Directors for approval the salary, annual non-equity incentive awards (which take the form of cash bonuses) and long-term equity incentive compensation and any other benefits for our executive officers. The Compensation Committee also reviews and approves, subject to the ratification of the Board of Directors, the performance measures in the annual and long-term incentive plans for our executive officers, as well as the compensation and long-term incentive policies applicable to all of our employees.

While he served as Chief Executive Officer & President, Mr. Johnson made recommendations to the Compensation Committee regarding our other executive officers’ performance, base salary, and annual and long-term equity incentive compensation awards, which the Compensation Committee took into consideration in determining compensation targets for 2011. Upon assuming the position of Interim Chief Executive Officer, Mr. Norton participated in discussions and the Compensation Committee took into consideration his recommendations with respect to annual non-equity incentive awards for 2011, as discussed below.

Compensation Consultant. The Compensation Committee has engaged Radford, an Aon Hewitt consulting company, as a compensation consultant to provide advice on compensation practices and total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design. Based on this information, as well as on the responsibilities of, and demands placed on, our executive officers, the compensation consultant provides recommendations to the Compensation Committee regarding compensation levels and structure for our executive officers.

Other Committees

In addition to the standing committees discussed above, our Board of Directors from time to time may form temporary advisory committees consisting of one or more directors to review and advise the Board of Directors on specific issues. Our Board of Directors may compensate these directors on a case-by-case basis for service on these advisory committees, based on the amount of work involved.

Compensation and Human Resources Committee Interlocks and Insider Participation

In 2011 and up to our 2012 Annual Meeting, our Compensation Committee consisted of Messrs. Heller (Chairperson), Jaeger and Dr. Constantine. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our Compensation and Human Resources Committee.

Board Role in Risk Oversight

The Board is responsible for overseeing management and the business affairs of the Company, which includes the oversight of risk. Our management is responsible for risk management on a day-day basis. The role of our Board and its committees is to oversee the risk management activities of management. The Board’s goals include helping to ensure that Savient continues as a successful business, to optimize our financial returns in light of the business risks we face, to increase stockholder value over time, and to protect the interests of all of our stockholders. Like all companies, we face a variety of risks, both internal and external, and many factors work simultaneously to affect our overall business risk. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. The Board fulfills this oversight responsibility by:

•	maintaining a governance framework, or “tone at the top,” that describes broad areas of responsibility and includes appropriate checks and balances for effective decision making and approvals;

•	making effective decisions that set the proper tone, character, and strategic direction for the Company;

•	ensuring that senior management carry out their responsibilities; and

•	holding the appropriate persons accountable for the execution of the strategic plan.

The Board administers its risk oversight function directly and through the Audit and Finance Committee, which receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks. The Audit and Finance Committee receives these reports from the appropriate member of senior management to enable it to understand our risk exposure, risk management and risk mitigation strategies. When the Audit and Finance Committee receives the report, the chair of the Audit and Finance Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit and Finance Committee regularly reviews our policies with respect to risk assessment and risk management.

The Board recognizes that our business risk is not static, and that it is not possible to mitigate all risk and uncertainty all of the time. However, comprehensive knowledge of the company’s many elements of risk provides the Board proper oversight perspective with senior management in managing the material risks we face.

Board Leadership Structure

Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that the roles of Chairman of the Board and Chief Executive Officer should be separated at the current time. Accordingly, our Board has appointed Mr. Jaeger, an independent director, as the Chairman of our Board of Directors. Mr. Jaeger’s duties as Chairman of the Board include the following:

•	Chairing meetings of the independent directors in executive session.

•	Meeting with any director who is not adequately performing his or her duties as a member of our Board or any committee.

•	Facilitating communications between other members of our Board and the Chief Executive Officer.

•	Preparing or approving the agenda for each Board meeting.

•	Determining the frequency and length of Board meetings and recommending when special meetings of our Board should be held.

•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our Board.

Our Board decided to separate the roles of Chairman and Chief Executive Officer because it believes that leadership structure offers the following benefits:

•	Increasing the independent oversight of the Company and enhancing our Board’s objective evaluation of our Chief Executive Officer.

•	Freeing the Chief Executive Officer to focus on company operations instead of Board administration.

•	Providing the Chief Executive Officer with an experienced sounding board.

•	Providing greater opportunities for communication between stockholders and our Board.

•	Enhancing the independent and objective assessment of risk by our Board.

•	Providing an independent spokesman for our company.

Related Person Transaction Policy

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Savient is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit and Finance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Committee to review, and, if deemed appropriate, approve proposed related person transactions that arise between Committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit and Finance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the related person transaction was undertaken in the ordinary course of our business;

•	whether the terms of the related person transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit and Finance Committee may approve or ratify a related person transaction only if it determines that, under all of the circumstances, the transaction is in Savient’s best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy further provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation and Human Resources Committee in the manner specified in its charter.

In January 2009, our Board of Directors retained one of our directors, Dr. Simon, as a consultant to supervise our efforts to obtain U.S. regulatory approval for KRYSTEXXA. Pursuant to our agreement with Dr. Simon, we paid Dr. Simon a total of $500,000 during 2009, approximately $44,000 in 2010 and $36,750 in 2011 when the arrangement was concluded.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and our three most highly-compensated executive officers for 2011, which we refer to as named executive officers, or NEOs, including our former President and Chief Executive Officer, John H. Johnson, in addition to our former President, Paul Hamelin, and prior principal financial officer, David Gionco. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. It does not include compensation information for 2011 for our Interim Chief Executive Officer or our Executive Vice President, President North American Commercial Operations, both of whom assumed their positions in February 2012.

David Y. Norton assumed the role of Interim Chief Executive Officer on February 1, 2012, upon Mr. Johnson’s resignation as our Chief Executive Officer and President on January 31, 2012. During his tenure with the company, Mr. Johnson built an impressive senior management team and filled several key vacancies within our organization with the addition of, among other executives, Lou Ferrari, who, on February 1, 2012, was promoted to the position of Executive Vice President, President North American Commercial Operations, and who we expect will be an NEO in 2012, Richard Crowley, our Executive Vice President, Biopharmaceutical Operations, Ken Zuerblis, who replaced Mr. Gionco as our CFO, and Kenneth Bahrt, M.D., our Senior Vice President & Chief Medical Officer.

Executive Summary

Performance Highlights. Our primary focus is commercializing KRYSTEXXA in the United States and completing the development of and seeking regulatory approval outside of the United States, particularly in the European Union, for KRYSTEXXA. We completed a full promotional launch of KRYSTEXXA in the United States during the first quarter of 2011, with our sales force commencing field promotion to physicians on February 28, 2011. During August 2011, data from our two pivotal KRYSTEXXA phase 3 clinical trials in patients with refractory chronic gout, or RCG, was published in the Journal of the American Medical Association, which demonstrated that treatment with KRYSTEXXA resulted in significant and sustained reductions in uric acid levels along with clinical improvements in a substantial proportion of RCG patients for six months, a timeframe for demonstrating clinical improvement that is unique in randomized controlled studies of urate-lowering therapies. We have built an inventory of finished KRYSTEXXA product that is packaged and labeled for distribution that we believe is sufficient for us to meet internal estimates of market demand until at least 2014. We have been successful in obtaining the addition of KRYSTEXXA as a covered medical benefit by several large private managed care organizations. On April 1, 2011, our application with the U.S. Centers for Medicare & Medicaid Services, or CMS, for a temporary “C” code for reimbursement of the cost of treatment with KRYSTEXXA was granted, and in November 2011, we received a permanent “J” code for KRYSTEXXA, effective on January 1, 2012. The “J” code should facilitate reimbursement to providers who treat patients suffering with RCG and who rely on Medicare and Medicaid. We were also awarded a contract from the U.S. Department of Veterans Affairs, or the VA, in March 2011, which covers reimbursement for KRYSTEXXA for VA member patients.

In support of our efforts to obtain regulatory approval for KRYSTEXXA outside of the United States, in May 2011 we submitted to the European Medicines Agency, or EMA, a Marketing Authorization Application, MAA, for centralized review in the European Union. We received validation of the MAA for KRYSTEXXA for the treatment of chronic gout in adult patients refractory to conventional therapy, which resulted in the initiation of the EMA’s regulatory review process.

Key Compensation Decisions for 2011—A Year of Transition. Following our announcement late in 2010 that our process to identify a strategic transaction for the sale of the company did not result in such a transaction, our focus and attention turned to recruiting a Chief Executive Officer, a vacancy that had existed for two years, and rebuilding a senior management team with increased capabilities targeted to the commercialization of KRYSTEXXA® in the United States, investigating the expansion of the clinical utility for KRYSTEXXA and advancing the regulatory approval strategy for KRYSTEXXA outside the United States, particularly in the European Union. In the recruitment of these individuals and our fashioning of their compensation packages we faced numerous challenges, including, without limitation, competition from other companies for the identified talent, the unique profile of our company, the need to take into consideration the value of compensation packages offered for similar positions at our Peer Group companies, the total compensation package enjoyed by these individuals prior to joining Savient, and the compensation packages of existing and recently departed members of our senior management team. We believe that we succeeded in providing competitive yet reasonable compensation packages that addressed the issues and challenges we faced in recruiting these individuals, while maintaining our practice of targeting the median range of compensation packages offered by our Peer Group companies and only in limited instances adjusted for special circumstances. For example, our new hire equity grants were heavily skewed towards performance-based restricted stock and stock options that vest only on the attainment of key business achievements. In addition, we granted time-vested restricted stock to certain of our newly hired NEOs primarily as an inducement to forfeit the value of unrealized equity awards with their respective previous employers. As discussed more fully below, Mr. Johnson forfeited all but a small portion of the equity grants awarded to him upon the commencement of his employment.

For 2011, the Compensation and Human Resources Committee of our Board of Directors, which we refer to as Compensation Committee, with the approval of our Board of Directors, awarded each of our NEOs 50% of their target annual non-equity incentive awards, prorated for our newly hired NEOs based on their individual start dates, and adjusted for each NEO’s contributions to the company’s performance, based on a determination by the Compensation Committee of the achievement of 50% of certain financial, operational and commercial goals established by Compensation Committee and approved by the Board of Directors at the beginning of each calendar year, which we refer to collectively as the Goals, and which make up 100% of the NEO’s annual target award. As discussed more fully below, Mr. Johnson was not eligible to receive his 2011 annual non-equity incentive award. The Compensation Committee also determined to maintain each NEO’s 2012 base salary at 2011 levels based on the level of achievement of the Goals and the performance of the company’s stock price during that period.

2012 Retention Awards. In order to secure the retention of those of our executives key to the functioning of our organization and prevent any disruption to the strategic development of the company, based on the advice of Radford, an Aon Hewitt consulting company, compensation consultants to the Compensation Committee, and on approval of the Board of Directors, each of Messrs. Crowley, Ferrari and Dr. Bahrt, in addition to Philip K. Yachmetz, our incumbent Senior Vice President & General Counsel, was granted a retention award of cash and time-vested restricted stock, both elements of which vest as to 50% of the award on each of February 1, 2013 and February 1, 2014, the cash portion of which accelerates in full upon a change in control of the company or the NEO’s termination without cause, and the restricted stock portion of which generally accelerates in full upon a change in control of the company or the NEO’s termination without cause or for good reason, in the following amounts:

Name	Restricted Stock	Cash
Richard Crowley	250,000	$550,000
Kenneth M. Bahrt, MD	150,000	$250,000
Philip K. Yachmetz	150,000	$125,000
Lou Ferrari	310,000	$550,000
Ken Zuerblis*	$0	$0

*

On March 30, 2012, Mr. Zuerblis notified us that he was resigning for Good Reason, as defined in his employment agreement, which provides for a termination for Good Reason if, among other things, Mr. Johnson ceases to serve as our CEO & President, as described in Potential Payments Upon Termination or Change in Control. Mr. Zuerblis’ resignation is effective as of May 29, 2012, and until such time he will remain as our Executive Vice President & Chief Financial Officer (and principal financial officer). We are in active discussions with Mr. Zuerblis regarding a consulting arrangement under which, following the effective date of his resignation, he will serve on a consulting basis to assist in the transition of his responsibilities. Given that, at the time these retention awards were granted, Mr. Zuerblis’ intentions with respect to his possible resignation for Good Reason were unclear, we determined not to grant Mr. Zuerblis a retention package until such time as his intent regarding his resignation for Good Reason was made clear.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees and NEOs are not reasonably likely to have a material adverse effect on the company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks.

Compensation Philosophy and Objectives

The Compensation Committee has responsibility for reviewing and making recommendations to the Board of Directors for approval of the compensation and benefits program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors.

Our overall executive compensation philosophy is that total compensation should be based on performance, vary with the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan and annual budget, be competitive with our peer companies, be internally equitable given the relative responsibilities and individual contributions of each NEO, and be closely aligned with the interests of our stockholders. We designed these policies to attract and retain executive officers who are critical to our long-term success by providing a competitive compensation package and recognizing and rewarding individual performance and contributions to the achievement of company-wide performance.

A Substantial Portion of Compensation Should Be Performance-Based. Our compensation program is designed to reward performance that meets or exceeds predetermined short and long-term objectives. For example, whether and to what extent annual non-equity incentive awards (annual cash compensation) are made to NEOs depends largely on the extent to which the Goals are attained. We deliver a significant portion of our NEOs’ equity-based compensation in the form of performance-based equity grants that vest if, and only to the extent that, both the NEO remains employed by us and specific Goals and strategic initiatives established for these grants are met within specified timeframes.

A Substantial Portion of Compensation Should Be Delivered in the Form of Equity Awards. The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to better align the interests of our NEOs with the interests of our stockholders. For 2011, we granted annual long-term equity awards to Messrs. Yachmetz and Gionco in the form of time-vested stock options, which vest based on the passage of time and subject to the NEO’s continued employment with the company through the vesting date. We made on-hire long-term equity awards to those of our NEOs who joined the Company in 2011 in the form of a combination of some or all of performance-based restricted stock and performance-based stock options, both of which vest on the attainment of certain conditions within a specified timeframe, subject, with limited exceptions, to the NEO’s continued employment with the company through the vesting date, and time-vested stock options and restricted stock, which vest based on the passage of time and subject, with certain exceptions, to the NEO’s continued employment with the company through the vesting date.

The chart below depicts the compensation mix for our current NEOs during 2011 (using the grant date fair value of the equity compensation as shown in the Summary Compensation Table for 2011). Base salary and annual non-equity incentive plan compensation is factored on an annualized basis.

Our Compensation Program Should Enable Us to Compete for Talented Executives. The Compensation Committee believes that stockholders are best served when we can attract and retain talented NEOs with compensation packages that are competitive and fair. The Compensation Committee believes it has designed a compensation package for NEOs that will deliver total compensation (base salary, annual non-equity incentive awards and long-term equity awards) targeted at or above the median of executive compensation paid by a group of companies that we believe to be our peers, which we refer to as our Peer Group. When making compensation decisions, we also look at the compensation of our NEOs relative to the compensation paid to similarly-situated executives at companies in our Peer Group, a process we refer to as benchmarking. With respect to newly hired NEOs, we carefully examine their current or most recent level of compensation, the compensation paid to similarly- situated executives at companies in our Peer Group, and the value, experience and long term potential the NEO will bring to our company. We also determine the value of the incentive, if any, necessary to induce the NEO to leave his or her current position and join our company.

Our Compensation Program Should Be Fair, and Perceived as Such, Both Internally and Externally. The Compensation Committee aims to create a compensation program that will be perceived as fair, both internally taking into consideration the relative responsibilities and individual contributions of each of our NEOs, and externally, taking into consideration the compensation paid to similarly situated executives at companies in our

Peer Group. For this purpose, total compensation includes base salary, annual non-equity incentive awards and other items noted in the Summary Compensation Table.

Role of Principal Executive Officer in Compensation Decisions

Our principal executive officer annually reviews the performance of each NEO (other than himself, whose performance is reviewed by the Compensation Committee and the Board of Directors), and in particular, each NEO’s contributions to the achievement of the various components of the Goals and the company’s strategic objectives. The Compensation Committee then considers his recommendations with respect to each NEO, as well as the other members of senior management. In February 2011, given Mr. Johnson’s then recent employment with the Company, this process was conducted with respect to 2011 salary adjustments with significant input from the Compensation Committee, along with Mr. Johnson’s recommendations based on his observations of the incumbent NEOs’ performance and the level of attainment of the 2010 Corporate Goals and Objectives. This process commenced in December 2011 and included recommendations from Mr. Norton upon his assumption of the role of Interim CEO with respect to 2011 annual non-equity incentive award amounts and the maintenance of NEO salaries for 2012 at 2011 levels.

Role of Compensation Consultant

To assist the Compensation Committee in assessing our compensation program, the Compensation Committee may engage independent consulting firms. Such compensation consultants report directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain and dismiss the compensation consultants. In August 2007, the Compensation Committee engaged Radford to provide advice on compensation practices and total compensation levels, data on compensation levels for similar positions at companies in our Peer Group, and expertise on compensation strategy and program design. The Compensation Committee’s chair has frequent discussions with Radford, in particularly with regard to NEO compensation matters. The Compensation Committee reviews market data provided by Radford in determining the levels, mix and duration of award periods for long-term executive compensation. Radford representatives regularly prepare materials for discussion at Compensation Committee meetings, and they are frequently invited to attend such meetings.

Peer Group and Benchmarking Executive Compensation

Radford provides the Compensation Committee with information regarding the executive compensation practices of our Peer Group. The companies that comprise our Peer Group are commercial-stage companies with a sales force, approximately one-third to three times our headcount, annual revenues of between $50 and $250 million and market capitalization of up to $2 billion.

When making compensation decisions, we consider benchmark data from our Peer Group to inform, rather than supplant, individual and corporate performance and internal and external pay equity, and, for newly hired NEOs, the NEO’s prior compensation package, as well as other factors are considered when making compensation decisions. With Radford’s assistance, the Compensation Committee established our Peer Group in 2007, and updated it regularly, most recently in October 2011, to remove companies that were no longer our “peers” and to add companies that were.

Commencing October 2011, our Peer Group consisted of the following life science, pharmaceutical and biopharmaceutical companies:

Accorda Therapeutics	Cornerstone Therapeutics	MAP Pharmaceuticals
Allos Therapeutics	Durect	Onyx Pharma
AMAG Pharma	Dusa Pharma	Optimer Pharmaceuticals
Auxilium Pharmaceuticals	Dyax	Questcor Pharma
AVANIR Pharmaceuticals	GTx	Seattle Genetics
Cadence Pharma	InterMune	SciClone Pharma
Cell Therapeutics	ISTA Pharma	Spectrum Pharma

Through October 2011, our Peer Group consisted of the following companies:

Acorda Therapeutics	Cell Therapeutics	Inspire Pharmaceuticals
Allos Therapeutics	Cypress Bioscience	InterMune
AMAG Pharmaceuticals	Dyax	Onyx Pharmaceuticals
Avanir Pharmaceuticals	Durect	Progenics Pharmaceuticals
Cadence Pharmaceuticals	GTx	ViroPharma

Establishing Compensation

After considering various survey data, business objectives and compensation policies, and the recommendations of our principal executive officer, the Compensation Committee annually determines levels of base compensation and annual and long-term incentives, targeted at the median of compensation paid by companies in our Peer Group and based in part on the overall achievement of the Goals for the prior year and advancement of the company’s strategic objectives. The Compensation Committee can and does vary the compensation of individuals from the competitive benchmarks based on such factors as individual performance, potential for future advancement, the importance of the executive’s position to us, the difficulty of replacement, current responsibilities or additions to responsibilities, length of time in current position, and, for recently hired NEOs, their prior compensation packages, the availability of equally qualified individuals for the position, and the value of any incentives required to induce the NEO to leave his or her current position and join our company.

Components of Executive Compensation

The key components of our executive compensation program are base salary, annual non-equity incentive awards and long-term equity-based incentive awards, as discussed below.

Cash Compensation

In determining and evaluating an individual NEO’s cash compensation, we consider individual performance, the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan, Peer Group data, and, for those NEOs hired during 2011, the NEO’s most recent prior compensation package. Moreover, we believe cash compensation should reflect the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. We pay cash compensation in the form of salary and annual non-equity incentive awards. Salary is included in the NEO compensation package because the Compensation Committee recognizes that some portion of cash compensation should be fixed. We also include annual non-equity incentive awards, which are performance-based cash awards, in the package because they permit the Compensation Committee to help motivate our NEOs to pursue particular short-term objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board of Directors has set for us. The components comprising cash compensation, which in the aggregate totaled between approximately 12% and 66% of each individual NEO’s 2011 total compensation, calculated on an annualized basis, as discussed below, are set forth in the Summary Compensation Table. As more fully discussed in Components of Executive Compensation—Long-Term Incentive Awards—2011 Long-Term Incentive Awards—New Hire Long-Term Incentive Award Grants, we awarded our newly hired NEOs equity packages intended to provide them with a meaningful ownership interest in the company. Accordingly, cash compensation makes up a smaller portion of our newly hired NEO’s total compensation than that of our other NEOs.

Base Salary. The Compensation Committee annually reviews and considers adjustments to the base salary of each of our NEOs based on company performance, individual performance, Peer Group data and market conditions. In adjusting salaries, the Compensation Committee is generally mindful of its overall goal to keep cash compensation for the NEOs at the median of cash compensation paid by companies in our Peer Group.

Assuming threshold performance levels are met, the amount of cash compensation that is provided to an NEO in the form of salary and annual non-equity incentive awards is generally less than the value that is provided in the form of long-term equity compensation on an annual basis, which is described below. This weighting reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to long-term, company-wide goals. For newly hired or promoted NEOs, base salary is established based on the median salary of their counterparts at companies in our Peer Group and the individual NEO’s base salary at his most recent prior position; in addition, for each newly hired NEO, the Committee may adjust this value based on the importance of the position being filled, the length of time the position has remained open, and the extent to which additional adjustments are required to entice the NEO to join the company.

2011 Base Salary Review. The Compensation Committee, with input from Mr. Johnson and Radford, approved a 3.5% increase to Mr. Gionco’s base salary, maintained Mr. Yachmetz’ base salary, reflecting recent changes in the structure of the Company’s senior management and the scope of Mr. Yachmetz’ responsibilities, and maintained Mr. Hamelin’s base salary as he was departing from the company. The Compensation Committee based its decision on the incumbent NEOs’ individual performance, responsibilities and Peer Group data. For 2012 base salary, the Compensation Committee determined to maintain each NEO’s base salary at 2011 levels based on the attainment level of the Goals. The base salaries of our newly hired, incumbent and former NEOs in 2011 are summarized below:

Name	2011 Base Salary
Richard Crowley	$425,000
Kenneth J. Zuerblis	$375,000
Kenneth M. Bahrt, MD	$400,000
Philip K. Yachmetz	$402,000

Former NEOs
John H. Johnson	$600,000
Paul Hamelin	$421,000
David G. Gionco	$300,150

Non-Equity Incentive Awards. Our executive officers are eligible to receive annual non-equity incentive awards based on the level of achievement of the Goals, which we pay in the form of cash bonuses. The Compensation Committee’s policy is to attribute a significant portion of executive officers’ total cash compensation to such annual non-equity incentive awards. Although the Compensation Committee retains discretion to modify the targets in light of unexpected events, such as extraordinary business developments, to award non-equity incentive awards even if targets are not completely met, and to reduce non-equity incentive awards even if targets are met, the Compensation Committee did not exercise this discretion in 2011, and capped the level of achievement of the 2012 Goals at 150%, such that an NEO may not be awarded more than 150% of his target 2012 non-equity incentive award.

For 2011, the non-equity incentive target award levels for our NEOs was 52.5% of base salary for each of Messrs. Crowley and Zuerblis, 50% of base salary for Mr. Yachmetz and Dr. Bahrt, 80% of base salary for Mr. Johnson, and 40% of base salary for Mr. Gionco. These non-equity award levels are based on the NEO’s level and targeted at the median of equity award levels for executives at comparable levels and with similar responsibilities as our NEOs. Individual target award levels are reviewed annually to ensure that the respective target award levels reflect the underlying responsibilities of each position within the Company.

2011 Non-Equity Incentive Awards. Non-equity incentive awards for 2011 were based on the attainment of the Goals, which account for 100% of an NEO’s target award, and adjusted for the NEO’s contributions to the company’s performance for the year. For 2011, the Goals encompassed four categories. The first was a revenue target for 2011 KRYSTEXXA sales (which accounted for 35% and was not met); the second related to the establishment and commencement of a KRYSTEXXA lifecycle management plan (which accounted for 15% and was met); the third related to the commencement of the KRYSTEXXA MAA through the EMA approval process

(which accounted for 15% and was partially met), and the commencement of the approval process in other key territories (which accounted for 5% and was partially met), the satisfaction of post-marketing commitments and REMS program, as required by the FDA, and the filing of a supplemental biologics license application (sBLA) with the FDA for a secondary source supplier of KRYSTEXXA (which accounted for 10% and was not met); the final category relates to the execution of a project plan for the licensure of the secondary source supplier of KRYSTEXXA (which accounted for 10% and was partially met) and the establishment of a European infrastructure in support of the commercialization of KRYSTEXXA in the European Union (which accounted for 10% and was met). Moreover, in 2011 non-equity incentive awards for our NEOs were capped at 50% if the revenue target was not met and this cap was triggered. It should be noted that certain Goals were not fully or partially attained based on management’s proactive decision to abandon certain projects and endeavors that no longer furthered the company’s strategic plan as a result of the evolving business needs of the company.

Our NEOs received annual non-equity incentive awards for 2011 in the following amounts:

Name	Award
Richard Crowley	$85,000	(1)
Ken J. Zuerblis	$35,000	(1)
Kenneth M. Bahrt, MD	$50,000	(1)
Philip K. Yachmetz	$80,000

Former NEOs
John H. Johnson	$0	(2)
David G. Gionco	$56,130	(3)

(1)	Represents the prorated value of the NEO’s award based on the date of his employment.
(2)	As Mr. Johnson resigned prior to the Board’s determination of his non-equity incentive award, he was not eligible for this award.
(3)

This award is comprised of Mr. Gionco’s annual non-equity incentive award for the portion of 2011 that he served as CFO, which was accordingly pro-rated and based on an attainment level of 50% of the Goals, and the balance of 2011 during which he was a non-executive employee of the company, which was also prorated and based on a combination of the attainment level of the Goals and Mr. Gionco’s personal performance for this period, in accordance with company practice for calculating non-equity incentive awards for non-executive employees.

Other Compensation. The Compensation Committee may award one-time sign-on bonuses and relocation and temporary housing reimbursement payments to a newly-hired NEO in connection with the commencement of his employment if it determines that doing so is necessary to attract talented executives. In connection with his acceptance of an offer of employment with the Company, Dr. Bahrt received a $100,000 sign-on bonus, relocation assistance, and the payment of a mortgage subsidy for the period which is the lesser of 24 months following Dr. Bahrt’s commencement of employment or through the closing of the sale of Dr. Bahrt’s California residence, as noted in the Summary Compensation Table, All Other Compensation. The Compensation Committee, with input from Radford, determined that this package was necessary to induce Dr. Bahrt to accept a position with the Company and in line with sign-on bonuses and relocation packages offered to executives at our Peer Group, particularly in light of the competition the company encountered in filling this position with a qualified individual.

Each of our NEOs is eligible to participate in our 401(k) plan. Pursuant to the plan, in 2011, all employees, including NEOs, who met age and service requirements could contribute up to $16,500 to our 401(k) plan, 50% of which was matched by us. The plan allowed for 2011 “catch-up” contributions of up to $5,000 by participants over the age of 50, which were also subject to the same level of matching.

Long-Term Incentive Awards

Our long-term incentive awards program is designed to pay a substantial portion of NEO compensation in the form of equity awards, including a mix of time-vested, performance-accelerated and performance-based stock options, time-vested, performance-accelerated and performance-based restricted stock, and restricted stock units, to better align the NEOs’ interests with those of our stockholders, motivate our senior management team to achieve our key strategic, financial and non-financial goals, including product commercialization goals, and reward superior performance. In recent years, the Compensation Committee awarded a combination of time-vested and performance-based stock options and restricted stock. The Compensation Committee believes that these equity grants further our compensation philosophy by rewarding superior performance, measured in terms of our stock price, and through the vesting of performance-based stock options and restricted stock only upon the attainment of specified objectives, while serving as a retention tool. Under our now defunct Amended and Restated 2004 Incentive Plan and our 2011 Incentive Plan, which we refer to collectively as the Incentive Plans, we are also permitted to grant premium stock options to our NEOs, although we did not do so during 2011.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by the Compensation Committee by reference to the median Black-Scholes value of equity grants made by, and equity holdings of, comparable executives of companies in our Peer Group as compared to the Black-Scholes value of equity grants made to, and equity holdings of, our NEOs. The Compensation Committee also takes into consideration the NEO’s performance and role in the attainment of specific strategic, financial and operational objectives directly related to our strategic business plan, with reference to prior equity grants made to the NEO. In the case of new hires, the Compensation Committee also considers the NEO’s prior compensation and the value of any forfeited equity awards with his or her prior employer, as well as the profile of the company and the need to provide a significant long term interest in it. The amount of equity compensation the Compensation Committee selects for these purposes in a given year is also dependent on the Compensation Committee’s assessment, for that year, of the appropriate balance between total cash and total equity compensation. The exact breakdown of the appropriate mix of performance and time based equity is evaluated annually.

The following is a description of the forms of equity awards that were made under the Incentive Plans:

Stock Options. Stock options granted under the Incentive Plans vest on the basis of the passage of time and continued employment, and generally vest over a period of four years. Stock options have a 10-year term and are granted with an exercise price equal to or, in the case of premium stock options, above the fair market value of our common stock on the date of grant.

Performance-Based Stock Options. The Incentive Plans also allow for the award of performance-based stock options. The terms, conditions and period for the vesting of the performance-based stock options are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. In determining performance objectives for performance-based stock options, the Compensation Committee may consider any one or a combination of our current needs, areas for business opportunities, stage of drug development and longer-term performance objectives. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs and their respective teams. Performance-based stock options have a 10-year term, with a vesting period that is generally shorter than that for our time-vested stock options, and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Performance-Accelerated Stock Options. The Incentive Plans also allow for the award of performance-accelerated stock options. The terms, conditions and period for the vesting of the performance-accelerated stock options are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. Performance-accelerated stock options incentivize the NEO to achieve performance objectives as expediently as possible in order to sooner realize the value of the award. In determining performance objectives for performance-accelerated stock options, the Compensation Committee may consider any one or a combination of our current needs, areas for business opportunities, stage of drug development and longer-term performance objectives. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs and their respective teams. Performance-accelerated stock options have a 10-year term, with a vesting period that is the earlier of the achievement of the performance condition or a specified period of time, generally four years from the date of grant, and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Time-Vested Restricted Stock. Time-vested restricted stock granted under the Incentive Plans vest on the basis of the passage of time and continued employment, with restrictions generally lapsing over a period of three or four years from the date of grant. Recipients of time-vested restricted stock receive dividends, to the extent paid by us, on the shares subject to a grant. Shares of time-vested restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

Performance-Based Restricted Stock. The terms, conditions and period for the vesting of performance-based restricted stock granted under these awards are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. In determining performance objectives for an award year, some or all of which may take three years or more to determine the level of achievement, the Compensation Committee evaluates our current needs, areas for business opportunities, stage of drug development and longer-term performance objectives. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs and their respective teams. As with time-vested restricted stock recipients of performance-based restricted stock receive dividends, to the extent paid by us, on the shares subject to a grant. Shares of performance-based restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

Performance-Accelerated Restricted Stock. The terms, conditions and period for the vesting of performance-accelerated restricted stock granted under these awards are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. Performance-accelerated restricted stock incentivize the NEO to achieve performance objectives as expediently as possible in order to sooner realize the value of the award. In determining performance objectives for an award year, some or all of which may take three years or more to determine the level of achievement, the Compensation Committee evaluates our current needs, areas for business opportunities, stage of drug development and longer-term performance objectives. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs and their respective teams. Performance-accelerated restricted stock vests on the earlier of the achievement of the performance condition and a specified period of time, generally four years from the date of grant. Recipients of performance-accelerated restricted stock receive dividends, to the extent paid by us, on the shares subject to a grant. Shares of performance-accelerated restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

2011 Long-Term Incentive Awards

Annual Long-Term Incentive Award Grants. During 2011, our long-term annual and new hire incentive compensation consisted of time-vested, performance-based and performance-accelerated stock options and restricted stock. Messrs. Yachmetz and Gionco were awarded time-vested stock options in February 2011, with 25% becoming exercisable on each of the first four anniversaries of the grant date, as described in the Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2011.

New Hire Long-Term Incentive Award Grants. During 2011, the Compensation Committee, with Board approval, made new hire incentive award grants to each of our NEOs hired during that period. In each case, the value of each award was determined based in part on the total equity holdings of our incumbent NEOs, the total compensation package enjoyed by these individuals prior to joining Savient, the equity packages of existing and recently departed members of our senior management team, value of new hire awards made to similarly situated executives at our Peer Group, and the value of any equity awards forfeited by the NEO with his former employer. Moreover, these grants were designed to give a meaningful ownership interest in the company to the NEO, thereby closely aligning his interests with those of our stockholders. With respect to the form of the award, the Compensation Committee considered the responsibilities and the functional area each NEO would assume and the strategic goals of the company related to such areas, and granted each of Mr. Crowley and Dr. Bahrt performance-based stock options and restricted stock, respectively, in addition to time-vested stock options and restricted stock, the latter of which was intended primarily as an inducement to forfeit the value of unrealized equity awards with the NEO’s previous employer. Mr. Johnson was granted performance-accelerated stock options and restricted stock, in addition to time-vested stock options and restricted stock, the latter of which was intended primarily as an inducement to forfeit the value of unrealized equity awards with Mr. Johnson’s previous employer. Based on the Corporation’s stock price at the time of his hire and his assumption of the role of CFO, the Compensation Committee felt that a grant entirely in the form of time-vested stock options directly and immediately aligned Mr. Zuerblis’ interests with those of our stockholders.

The following table summarizes the amount and type of equity awards granted to each of our NEOs during 2011, along with the vesting criteria for performance-based equity grants:

Name	Performance- based stock options		Performance- accelerated stock options(1)	Performance- based restricted stock		Performance- accelerated restricted stock(1)	Time- vested stock options	Time- vested restricted stock
Richard Crowley	50,000	(4)(5)		—			50,000	100,000
Ken J. Zuerblis	—			—			300,000	—
Kenneth M. Bahrt	—			50,000	(4)		150,000	50,000
Philip K. Yachmetz	—			—			65,000	—

Prior NEOs
John H. Johnson*			250,000(2)(3)(4) (5)(6)			300,000(2)(3)(4) (5)(6)	250,000	230,000
David G. Gionco	—			—			60,000	—

*

All equity awards granted to Mr. Johnson, with the exception of 50,000 shares of time-vested restricted stock, which vested on December 31, 2011, were forfeited upon his resignation on January 31, 2012.

(1)	Performance-accelerated equity grants vest on the earlier of the achievement of the performance condition or the four year anniversary of the grant date.
(2)	The achievement of specified U.S. net revenues by December 31, 2011. This target was not met.
(3)	The achievement of specified aggregate net revenues by December 31, 2013.
(4)	Approval of the MAA for KRYSTEXXA by December 31, 2012.
(5)	FDA approval of the sBLA for a secondary source supplier of KRYSTEXXA.
(6)	The achievement of a specified net share price by September 30, 2013.

Performance Share Vesting. No performance shares vested during 2011.

Practices Regarding the Grant of Equity-Based Awards

The Compensation Committee generally makes all annual equity grants to NEOs during the year-end review process, except in the case of newly-hired or promoted NEOs, who may receive equity grants upon hire or promotion. The Compensation Committee believes that it is appropriate that annual awards be made to approximately coincide with the year-end review process and the start of a new fiscal year in order that the Compensation Committee may evaluate the NEO’s performance for the preceding year, determine the extent to which financial, operational and strategic objectives were achieved, and evaluate each NEO’s contribution to these, and other measures, which are best determined based on a year-to-year comparison. We do not have a program, plan or practice to time equity grants to our NEOs with the release of material non-public information.

With the exception of Mr. Crowley’s new hire grant of 50,000 time-vested stock options and 50,000 performance-based stock options, and Mr. Johnson’s new hire grant of 250,000 time-vested stock options, which were made pursuant to the inducement grant exception under NASDAQ Listing Rule 5635(c)(4) and not pursuant to the company’s Incentive Plans, all equity awards made to our NEOs, employees and directors are made pursuant to our Incentive Plans. As noted above, all stock options under the Incentive Plans, and those granted under the NASDAQ inducement grant exception, are granted with an exercise price equal to or, in the case of premium stock options, above the fair market value of our common stock on the date of grant. Fair market value is defined under our Incentive Plans to be the closing price of a share of our common stock on the date of grant.

We do not have any program, plan or practice of awarding options to NEOs and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.

Perquisites

We do not provide our NEOs with any perquisites.

All Other Benefits

Our NEOs are eligible to receive benefits that all of our employees are entitled to receive, including life, medical and dental insurance, and may participate in our defined contribution and employee stock purchase plan on the same terms as all of our employees.

Post-Termination Payments and Benefits

Each of our NEOs is a party to an employment agreement with us, each of which we refer to as an employment agreement, pursuant to which he is entitled to specified post-termination payments and benefits, the terms of which are set forth below. These agreements provide for payments and benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” resigning for “Good Reason” under specified circumstances or termination upon a “Change in Control,” as these terms are defined in the employment agreements, as discussed below.

The Compensation Committee periodically analyzes and reassesses the post-termination compensation arrangements in each NEO’s employment agreement to determine whether they are necessary and appropriate under the circumstances at the time and given the circumstances of each NEO. In conducting this analysis, the Compensation Committee considers the aggregate value of the equity awards made over time to each NEO as well as the aggregate value of all compensation that would result in the event of each triggering event under the post-termination compensation arrangements. In analyzing the continued necessity of these payments and their relative cost to us, the Compensation Committee compares the total “walk-away” amounts to the aggregate value of the equity awards made over time to our NEOs. Based on this examination, in 2007 the Compensation Committee determined that the aggregate value of the equity awards made over time to our NEOs, based on the then current share price, was not sufficiently high to justify the removal of the provisions regarding termination of employment, including severance payments and accelerated vesting, and that these provisions still served their original purpose as a retention device. The Compensation Committee reconfirmed these conclusions in 2011 with respect to Messrs. Yachmetz and Gionco as part of its annual assessment of NEO compensation. With respect to our newly hired NEOs, the Compensation Committee, with input from Radford, determined that post-termination provisions were necessary in order to induce these individuals to accept employment with our company, given our recent efforts to engage in a strategic transaction of the company and stated objectives of entering in to a strategic licensing or co-promotion transaction in certain territories.

The Compensation Committee and the Board of Directors believe that these severance arrangements are an important part of the overall arrangements with our NEOs as they are intended to help secure their continued employment and dedication during the evaluation and potential pursuit of a Change in Control transaction, notwithstanding any concern they may have at such time regarding their own continued employment, prior to or following a Change in Control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent maintain similar arrangements for their senior employees.

Basis for Principal Executive Officer Compensation

Our compensation program is designed to foster a pay-for-performance philosophy and ownership culture. In setting compensation levels for Mr. Johnson the Compensation Committee reviewed the competitor and market data provided by Radford and targeted his overall compensation at approximately the median for our Peer Group companies.

Mr. Johnson was our Chief Executive Officer from January 2011 to January 2012. His base salary was $600,000 and he was eligible to receive an annual non-equity incentive based award targeted at 80% of base salary, although he resigned prior to the payment of this award. In addition, in January 2011, in connection with his appointment as CEO, he received 230,000 shares of time-vested restricted stock, 300,000 shares of performance-accelerated restricted stock, 250,000 stock options and 250,000 performance-accelerated stock options, the performance criteria for which are described in 2011 Long-Term Incentive Awards, Grants, On-Hire Long-Term Incentive Award Grants. Our Compensation Committee, with input from Radford, based Mr. Johnson’s cash compensation and equity awards taking into consideration the value of cash compensation and equity awards offered to CEOs at our Peer Group companies, Mr. Johnson’s total compensation package prior to joining Savient. As previously noted, upon his resignation Mr. Johnson was not eligible to receive non-equity incentive compensation for 2011 and forfeited all of his unvested equity awards.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and other officers whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act of 1934, as amended, by reason of being the three most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee considers it important to retain flexibility to design compensation programs that are in the best interest of us and our stockholders and, to this end, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Compensation Committee believes that compensation is appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and performance of our employees.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement filed in connection with the 2012 Annual Meeting of Stockholders.

By the Compensation and Human Resources Committee

Alan Heller (Chairperson)

Stephen O. Jaeger

Ginger Constantine, MD

SUMMARY COMPENSATION TABLE

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

The following table includes information concerning compensation awarded during or for the fiscal year ended December 31, 2011, 2010 and 2009 to our NEOs.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total
Richard Crowley	2011	283,333	(4)	—		756,000	430,500	85,000	(4)	—	1,554,833
Executive Vice President of Biopharmaceutical operations

Kenneth J. Zuerblis	2011	115,144	(5)	—		—	832,599	35,000	(5)	3,454	986,197
Executive Vice President, Chief Financial Officer and Treasurer

Kenneth M. Bahrt, MD	2011	166,667	(6)	100,000	(7)	350,000	772,915	50,000	(6)	12,222	1,451,804
Senior Vice President and Chief Medical Officer

Philip K. Yachmetz	2011	402,000		—		—	347,100	80,000		11,000	840,100
Senior Vice President, General Counsel and Secretary	2010	402,000		—		—	—	168,840		11,000	581,840
	2009	388,212		—		148,500	233,142	164,990		5,500	940,344

Former NEOs
John H. Johnson	2011	552,308	(8)	—		4,891,900	3,335,500	—		11,000	8,790,708
Former Chief Executive Officer

Paul Hamelin	2011	175,416	(9)	—		—	—	—		492,853	668,269
Former President	2010	421,000		—		—	—	207,132		11,000	639,132
	2009	406,000		—		297,000	499,125	207,060		5,500	1,414,685

David Gionco	2011	298,035		—		—	320,400	56,130		11,000	685,565
Former Group Vice President, Chief Financial Officer and Treasurer	2010	290,000		—		—	—	105,560		11,000	406,560
	2009	273,985		—		—	220,655	92,960		4,125	591,725

(1)

The amounts reflected in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of the awards as computed in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, Stock-Based Compensation. The assumptions used in the calculations of these amounts are included in footnote 13 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on February 29, 2012.

The amounts reflected in the “Stock Awards” and “Option Awards” columns include stock options and restricted stock awards that contain performance conditions, which we refer to as performance awards, granted in 2011. The grant date fair values of these performance awards included in the above table, based on the probable outcomes of the performance conditions were: Mr. Crowley: $0; Mr. Bahrt: $0. At the maximum level of performance under the terms of the award, the estimated value of the awards for Mr. Crowley and Mr. Bahrt would be $428,500 and $68,000, respectively.

Also included in the “Stock Awards” and “Option Awards” columns are performance awards granted in 2009. The grant date fair values of the performance awards included in the above table for 2009 based on the probable outcomes of the performance conditions were: Mr. Hamelin: $0; Mr. Yachmetz: $0; and Mr. Gionco: $0. At the maximum level of performance under the terms of the award, the estimated value of the awards for Mr. Hamelin, Mr. Yachmetz and Mr. Gionco would be $1.8 million, $0.7 million and $0.5 million, respectively.

(2))

Non-equity incentive plan compensation includes cash incentive awards earned by each NEO based on the Board of Director’s evaluation of the NEO’s performance against the Goals. Non-equity incentive awards for 2011, 2010 and 2009 were paid in March 2012, March 2011 and December 2009, respectively.

(3)	Categories and values of awards reported in All Other Compensation are set forth in the following table:

Name Executive Officer	Year	Relocation Expenses	Employer Match	Other Payments		Relocation Expenses	Total
Richard Crowley	2011	—	—	—		—	$—

Kenneth J. Zuerblis	2011	—	$3,454	—		—	$3,454

Kenneth M. Bahrt, MD	2011	$7,156	—	—		$5,066	$12,222

Philip K. Yachmetz	2011	—	$11,000	—		—	$11,000
	2010	—	$11,000	—		—	$11,000
	2009	—	$5,500	—		—	$5,500

Former Executive Officers
John H. Johnson	2011	—	$11,000	—		—	$11,000

Paul Hamelin	2011	—	$11,000	$481,853	(a)	—	$492,853
	2010	—	$11,000	—		—	$11,000
	2009	—	$5,500	—		—	$5,500

David Gionco	2011	—	$11,000	—		—	$11,000
	2010	—	$11,000	—		—	$11,000
	2009	—	$4,125	—		—	$4,125

(a)	Other Payments” represents severance payments for the year ended December 2011 to Mr. Hamelin pursuant to a May 30, 2011 Separation and Release Agreement with Mr. Hamelin.
(4)	Mr. Crowley joined the company on April 30, 2011. The value of his annual salary and non-equity incentive plan compensation is pro-rated for the portion of 2011 that he was employed by us.
(5)	Mr. Zuerblis joined the company on September 12, 2011. The value of his annual salary and non-equity incentive plan compensation is pro-rated for the portion of 2011 that he was employed by us.
(6)	Dr. Bahrt joined the company on July 31, 2011. The value of his annual salary and non-equity incentive plan compensation is pro-rated for the portion of 2011 that he was employed by us.
(7)	Represents a cash sign-on bonus.
(8)	Mr. Johnson joined the company on January 31, 2011. The value of his annual salary is pro-rated for the portion of 2011 that he was employed by us.
(9)	Mr. Hamelin served as our President until May 30, 2011. The value of his annual compensation is pro-rated for the portion of 2011 that he was employed by us.

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

The following table sets forth information with respect to plan-based incentive awards granted during or for the fiscal year ended December 31, 2011 to each of our NEOs.

Name	Grant Date	Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target	Maximum	Target	Maximum
Richard Crowley		85,000	—	—	—	—	—	—	—
	4/30/2011	—	—	—	—	—	50,000	11.62	430,500	(3)
	4/30/2011	—	—	—	—	—	50,000	11.62	—	(4)
	5/24/2011	—	—	—	—	100,000	—	7.56	756,000	(5)

Kenneth J. Zuerblis		35,000	—	—	—	—	—	—	—
	9/12/2011	—	—	—	—	—	300,000	3.81	832,599	(6)

Kenneth M. Bahrt, MD		50,000	—	—	—	—	—	—	—
	7/31/2011	—	—	—	—	—	150,000	7.00	772,915	(7)
	7/31/2011	—	—	—	—	—	50,000	7.00	—	(8)
	7/31/2011	—	—	—	—	50,000	—	7.00	350,000	(9)

Philip K. Yachmetz		80,000	—	—	—	—	—	—	—
	2/22/2011	—	—	347,100	—	—	—	9.63	347,100
Former NEOs
John H. Johnson	—	—	—	—	—	—	—	—	—
	1/31/2011	—	—	—	—	—	250,000	9.23	1,280,000	(10)
	1/31/2011	—	—	—	—	—	200,000	9.23	1,666,000	(11)
	1/31/2011	—	—	—	—	—	50,000	9.23	389,500	(12)
	1/31/2011	—	—	—	—	300,000	—	9.23	2,769,000	(13)
	1/31/2011	—	—	—	—	230,000	—	9.23	2,122,900	(14)

Paul Hamelin	—	—	—	—	—	—	—	—	—

David Gionco		56,130	—	—	—	—	—	—	—
	2/22/2011	—	—	320,400	—	—	—	9.63	320,400

(1)	Represents non-equity incentive awards earned in 2011. There are no thresholds or maximums for estimated future payouts under non-equity incentive plan awards.
(2)	Represents time-vested stock options granted under our Incentive Plan. There are no thresholds or maximums for estimated future payouts under these equity incentive plan awards.
(3)

Represents a time-vested stock option inducement grant made pursuant to the NASDAQ inducement grant exception. 12,500 options vest on the first anniversary of the grant date (employment date) and 3,125 options vest at the end of each successive three-month period until the fourth anniversary of the grant date.

(4)

Represents a performance-based stock option inducement grant made pursuant to the NASDAQ inducement grant exception. 50% of the option vest upon the approval of the Marketing Authorization Application, or the MAA, for KRYSTEXXA in the EU, and 50% vest based on FDA approval of our secondary source supplier of KRYSTEXXA. The amount reflected in the “Grant Date Fair Value of Stock and Option Awards” column of the above table, $0, represents our estimate of the probable outcome of the performance conditions at the time of issuance. At the maximum number, the grant date fair value of this award computed in accordance with ASC 718 assuming no forfeitures would be $428,500.

(5)

Represents a time-vested restricted stock award made under our Incentive Plan25,000 shares vest on the first anniversary of the grant date (employment date), and 6,250 shares vest at the end of each successive three-month period following the first anniversary until the fourth anniversary of the grant date.

(6)

Represents a time-vested stock option award made under our Incentive Plan, granted on the hire date. 25,000 options vest at the end of each three-month period following the grant date (employment date).

(7)

Represents a time-vested stock option award made under our Incentive Plan 37,500 options vest on the first anniversary of the grant date (employment date) and 9,375 options vest at the end of each successive three-month period following the first anniversary until the fourth anniversary of the grant date.

(8)

Represents a performance-based stock option award made under our Incentive Plan. 100% of the options vest upon the filing of our MAA in the EU. The amount reflected in the “Grant Date Fair Value of Stock and Option Awards” column of the above table, $0, represents our estimate of the probable outcome of the performance conditions at the time of issuance. At the maximum number, the grant date fair value of this award computed in accordance with ASC 718 assuming no forfeitures would be $68,000.

(9)

Represents a time-vested restricted stock award made under our Incentive Plan. 25,000 shares vest on the first anniversary of the grant date (employment date) and as to an additional 6,250 shares at the end of each successive three-month period following the first anniversary until the fourth anniversary of the grant date.

(10)

Represents a time-vested stock option award made under our Incentive Plan. 83,333 options vest on each anniversary of the grant date (employment date). 166,667 of these options were forfeited as a result of Mr. Johnson’s resignation on January 31, 2012.

(11)

Represents a combination service and performance-accelerated stock option inducement grant made pursuant to the NASDAQ inducement grant exception. These options vest upon the earlier of the achievement of specified sales and strategic targets or the fourth anniversary of the grant date. The amount reflected in the “Grant Date Fair Value of Stock and Option Awards” column of the above table, $1,666,000, represents the grant date fair value of this award computed in accordance with ASC 718 assuming no forfeitures as a result of the service component in the agreement. 100% of these options were forfeited as a result of Mr. Johnson’s resignation on January 31, 2012.

(12)

Represents a combination service and market-based-accelerated stock option inducement grant made pursuant to the NASDAQ inducement grant exception. These options vest upon the earlier of the achievement of a specified market condition related to our share price or the fourth anniversary of the grant date. The amount reflected in the “Grant Date Fair Value of Stock and Option Awards” column of the above table, $389,500, represents the grant date fair value of this award computed in accordance with ASC 718 assuming no forfeitures as a result of the service component in the agreement. 100% of these options were forfeited as a result of the CEO’s resignation on January 31, 2012.

(13)

Represents a combination service and performance-accelerated restricted stock award made under our Incentive Plan. These restricted shares vest upon the earlier of the achievement of specified sales and strategic targets or the fourth anniversary of the grant date. The amount reflected in the “Grant Date Fair Value of Stock and Option Awards” column of the above table, $2,769,000, represents the grant date fair value of this award computed in accordance with ASC 718 assuming no forfeitures as a result of the service component in the agreement. 100% of these shares were forfeited as a result of the CEO’s resignation on January 31, 2012.

(14)

Represents a time-vested restricted stock award made under our Incentive Plan. 50,000 shares vested on December 31, 2011, 130,000 shares on June 30, 2012, 25,000 shares on each of December 31, 2012 and 2013 respectively. 180,000 of these shares were forfeited as a result of Mr. Johnson’s resignation on January 31, 2012.

Employment Agreements

Each of our NEOs has an employment agreement with us. Each employment agreement sets forth, among other things, the NEO’s base salary at the time the agreement was entered into, non-equity incentive award opportunities, and entitlement to participate in our benefit and equity incentive award plans. Each of the employment agreements is for an initial three-year term and is automatically renewable for additional one-year terms unless either we or the NEO gives notice of non-renewal at least 90 days prior to the expiration date of the employment agreement.

The employment agreements provide that each NEO will be entitled to participate in each employee benefit plan maintained by us, including participation in the Incentive Plans, and to receive specified post-termination payments upon termination under specified circumstances. Please see Potential Payments Upon Termination or Change in Control for a description of such employment agreements.

Equity Awards

The Compensation Committee granted performance-based stock options and performance-based restricted stock to our newly hired NEOs pursuant to the Incentive Plans throughout 2011. Performance-based stock options and performance-based restricted stock vest if and when pre-determined strategic, financial and operational objectives determined by the Compensation Committee and approved by the Board of Directors are achieved. If these objectives are not met within the time period specified in the grants, then the portion of the performance-based stock options and the performance-based restricted stock allocated to such objectives are forfeited. Holders of performance-based restricted stock may not vote these securities in stockholder votes. Please see Compensation Discussion & Analysis—Components of Executive Compensation—Long-Term Incentive Awards—Performance Shares and 2011 Long-Term Incentive Awards for a description of the performance targets to be met.

Salary and Non-Equity Incentive Awards in Proportion to Total Compensation

As described in Compensation Discussion & Analysis—Compensation Philosophy and Objectives, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Compensation Committee believes that our current compensation program better aligns our NEOs’ interests with the interests of our stockholders, while also permitting the Compensation Committee to help motivate NEOs to pursue specific short and long-term performance goals. Please see Compensation Discussion & Analysis—Compensation Philosophy and Objectives for a description of the objectives of our compensation program and overall compensation philosophy.

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR ENDED DECEMBER 31, 2011

The following table includes information with respect to unexercised options and restricted stock held by each of our NEOs for the fiscal year ended December 31, 2011:

	Option Awards							Stock Awards
Name	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Richard Crowley	—	50,000	(3)	—		11.62	4/30/2021	100,000	(5)	223,000	—	—
	—	50,000	(4)	—		11.62	4/30/2021	—		—	—	—
Kenneth J. Zuerblis	25,000	275,000	(6)	—		3.81	9/12/2021	—		—	—	—
Kenneth M. Bahrt, MD	—	150,000	(7)	—		7.00	7/31/2021	50,000	(9)	111,500	—	—
	—	50,000	(8)	—		7.00	7/31/2021	—		—	—	—
Philip K. Yachmetz	—	—		65,000	(10)	9.63	2/22/2021	8,333	(11)	18,583	5,525	12,321
	25,000	25,000	(10)	—		5.27	2/19/2019	—		—	—	—
	7,500	7,500	(10)	—		8.27	2/19/2019	—		—	—	—
	31,875	10,625	(10)	—		20.59	2/15/2018	—		—	—	—
	36,383	—		—		14.43	2/15/2017	—		—	—	—
	135,000	—		—		12.11	12/8/2016	—		—	—	—
	41,500	—		—		4.62	2/15/2016	—		—	—	—
	12,500	—		—		2.78	4/12/2015	—		—	—	—
	72,500	—		—		2.42	5/28/2014	—		—	—	—
	14,582	—		—		13.81	11/22/2019	—		—	—	—
Former NEOs
John H. Johnson	—	250,000	(12)	—		9.23	1/31/2021	300,000	(15)	669,000	—	—
	—	200,000	(13)	—		9.23	1/31/2021	180,000	(16)	401,400
	—	50,000	(14)	—		9.23	1/31/2021	—		—	—	—
Paul Hamelin	—	—		—		—	—	—		—	—	—
David Gionco	—	—		60,000	(10)	9.63	2/22/2021	3,250	(11)	7,248	—	—
	30,000	30,000	(10)	—		5.27	2/19/2019	—		—	—	—
	19,500	6,500	(10)	—		4.53	12/19/2018	—		—	—	—
	7,500	—		—		4.32	2/6/2016	—		—	—	—
	14,582	—		—		13.81	11/22/2019	—		—	—	—

(1)	The market value of stock awards is based on the closing price of our common stock on December 30, 2011(the last business day of our completed fiscal year) which was $2.23 per share.
(2)

Consists of performance-based restricted stock granted under the 2004 Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee are met. For a performance goals and objectives highlighted in these awards, see Compensation Discussion & Analysis-Components of Executive Compensation-Long Term Incentive Awards-Performance-based Restricted Stock.

(3)	See Footnote (3) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(4)	See Footnote (4) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(5)	See Footnote (5) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(6)	See Footnote (6) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(7)	See Footnote (7) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(8)	See Footnote (8) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(9)	See Footnote (9) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(10)	Represent stock options that vest at a rate of 25% on each of the first four anniversaries of the date of grant.
(11)	Represent restricted stock awards vest at a rates of 33% of the shares on each of the first three anniversaries of the date of grant.
(12)	See Footnote (10) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(13)	See Footnote (11) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(14)	See Footnote (12) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(15)	See Footnote (13) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.
(16)	See Footnote (14) under the “Grants of Plan-Based Awards Table” for a description of the terms of this award.

OPTION EXERCISES AND STOCK VESTED

DURING THE FISCAL YEAR ENDED DECEMBER 31, 2011

The following table includes information with respect to option exercises and the vesting of performance and service based restricted stock for our NEOs during the fiscal year ended December 31, 2011:

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Richard Crowley	—	—	—	—

Kenneth J. Zuerblis	—	—	—	—

Kenneth M. Bahrt, MD	—	—	—	—

Philip K. Yachmetz	—	—	8,333	79,663

Former NEOs
John H. Johnson	—	—	50,000	111,500

Paul Hamelin	—	—	16,666	159,327
	—	—	4,884	39,951

David Gionco	—	—	5,000	51,000
	—	—	4,333	8,926

(1)	No stock option awards were exercised during 2011.
(2)

The value realized represents the number of shares of time-vested restricted stock vested in 2011 under our 2004 Incentive Plan multiplied by the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of December 31, 2011.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1),(2),(3)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by security holders(1)(2)(3)	3,987,989	$8.14	6,352,099
Equity compensation plans not approved by security holders(4)	100,000	11.62	—
Total	4,087,989	$8.22	6,352,099

(1)	Includes all outstanding time-vested and performance-based stock options awarded under our Incentive Plans, granted to NEOs, non-executive employees and members of our Board of Directors.
(2)	Excludes 810,589 of time-vested restricted shares and 305,525 performance-based restricted shares, respectively that were unvested and not forfeited as of December 31, 2011.
(3)

Under our 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a pre-determined purchase period at 85% of our stock price on the first or last day of the period, whichever is lower. Accordingly, the number of shares to be issued in connection with this plan is indeterminable.

(4)	Represents time-vested and performance-based stock option inducement grants made pursuant to the NASDAQ inducement grant exception.

Potential Payments upon Termination or Change in Control

As noted under Compensation Discussion & Analysis—Post-Termination Payments and Benefits, we entered into an employment agreement with each of our current and former NEOs that provide for payments of specified benefits, as described in the table below, upon the termination of the NEO’s employment. The NEO’s rights upon a termination of his employment depend upon the circumstances of the termination. The definition of “Change in Control,” as used in the employment agreements, is set forth below.

In the event that we terminate Mr. Crowley’s employment at any time for any reason other than Cause, as defined in his employment agreement, or if Mr. Crowley terminates his employment with us at any time for Good Reason, as defined in his employment agreement, we are required to pay Mr. Crowley a payment equal to his annual base salary and his targeted annual non-equity incentive award in periodic payments in accordance with our payroll policies. In addition, Mr. Crowley will receive continuation of medical, life and disability insurance and similar benefits for 24 months. However, Mr. Crowley will receive 1.5 times his salary and his targeted annual non-equity incentive award if within 12 months following a Change in Control we terminate Mr. Crowley for any reason other than Cause, death or disability, or fail to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Crowley terminates his employment for Good Reason or we or any successor materially breaches any material provision of his employment agreement. In addition, Mr. Crowley will receive continuation of medical, life and disability insurance and similar benefits for 30 months.

In the event that we terminate Mr. Zuerblis’ employment at any time for any reason other than Cause, as defined in his employment agreement, or if Mr. Zuerblis terminates his employment with us at any time for Good Reason, as defined in his employment agreement, we are required to pay Mr. Zuerblis a payment equal to his annual base salary and his targeted annual non-equity incentive award in periodic payments in accordance with our payroll policies. In addition, Mr. Zuerblis will receive continuation of medical, life and disability insurance and similar benefits for 24 months. As Mr. Zuerblis has informed us that he intends to terminate his employment for Good Reason effective May 29, 2012, he is entitled to the preceding severance payments and benefits. If Mr. Zuerblis remains employed with us, or if Change in Control occurs prior to his departure, Mr. Zuerblis will receive 1.5 times his salary and his targeted annual non-equity incentive award if within 12 months following a Change in Control we terminate Mr. Zuerblis for any reason other than Cause, death or disability, or fail to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Zuerblis terminates his employment for Good Reason or we or any successor materially breaches any material provision of his employment agreement. In addition, Mr. Zuerblis will receive continuation of medical, life and disability insurance and similar benefits for 30 months. In the event of a Change in Control, Mr. Zuerblis will also receive a “success bonus” ranging between $0.8 million and $2 million dollars based on the sale price per share and the timing of the Change in Control.

In the event that we terminate Dr. Bahrt’s employment at any time for any reason other than Cause, as defined in his employment agreement, or if Dr. Bahrt terminates his employment with us at any time for Good Reason, as defined in his employment agreement, we are required to pay Dr. Bahrt a payment equal to his annual base salary and his targeted annual non-equity incentive award in periodic payments in accordance with our payroll policies. In addition, Dr. Bahrt will receive continuation of medical, life and disability insurance and similar benefits for 24 months. However, Dr. Bahrt will receive 1.5 times his salary and his targeted annual non-equity incentive award if within 12 months following a Change in Control we terminate Dr. Bahrt for any reason other than Cause, death or disability, or fail to renew his employment agreement (if it would otherwise have expired during the period), or Dr. Bahrt terminates his employment for Good Reason or we or any successor materially breaches any material provision of his employment agreement. In addition, Dr. Bahrt will receive continuation of medical, life and disability insurance and similar benefits for 30 months.

In the event that we terminate Mr. Yachmetz’ employment at any time for any reason other than Cause, or Mr. Yachmetz terminates his employment for Good Reason, as defined in his employment agreement, we are required to pay Mr. Yachmetz a payment equal to the product determined by multiplying his base salary and his target annual non-equity incentive award by 1.75 in periodic payments in accordance with our payroll policies. In addition, Mr. Yachmetz will receive continuation of medical, life and disability insurance and similar benefits for 21 months. However, Mr. Yachmetz will receive 2.25 times his base salary and his targeted annual non-equity incentive award if within 24 months following a Change in Control we terminate Mr. Yachmetz for any reason other than Cause, death or disability, or fail to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Yachmetz terminates his employment for Good Reason, or we or a successor materially breaches any material provision of his employment agreement. In addition, Mr. Yachmetz will receive continuation of medical, life and disability insurance and similar benefits for 27 months.

In the event that we terminate Mr. Gionco’s employment at any time for any reason other than Cause, or he terminates his employment for Good Reason, as defined in his employment agreement, Mr. Gionco will be entitled to receive his base salary for a period of 52 weeks. In addition, Mr. Gionco will receive continuation of medical, life and disability insurance and similar benefits during this period. In the event Mr. Gionco’s employment is terminated due to his disability, he will be entitled to a pro rata portion of his short-term non-equity incentive award for the year in which the disability occurred.

As Mr. Johnson voluntarily resigned from the Company, we were required to pay his base salary and accrued and unused vacation days through the date of termination. Pursuant to the terms of his employment agreement, Mr. Johnson would have been entitled to, although he did not receive, the following severance payments had he remained employed with our company: in the event that we terminated Mr. Johnson’s employment at any time for any reason other than Cause, as defined in his employment agreement, or if Mr. Johnson terminated his employment with us at any time for Good Reason, as defined in his employment agreement, we were required to pay Mr. Johnson a payment equal to two times his annual base salary and targeted annual non-equity incentive award in periodic payments in accordance with our payroll policies. In addition, Mr. Johnson would have received continuation of medical, life and disability insurance and similar benefits for 24 months. However, Mr. Johnson would have received 2.5 times his annual base salary and his targeted annual non-equity incentive award if within 12 months following a Change in Control we terminated Mr. Johnson’s employment for any reason other than Cause, death or disability, or failed to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Johnson terminated his employment for Good Reason or we or any successor materially breached any material provision of his employment agreement. In addition, Mr. Johnson would have received continuation of medical, life and disability insurance and similar benefits for 30 months. In the event of a Change in Control, Mr. Johnson would have received a “success bonus” ranging between $1.5 million and $4 million dollars based on the sale price per share and the timing of the Change in Control.

As we terminated Mr. Hamelin’s employment without Cause, as defined in his employment agreement, we are required to pay Mr. Hamelin a payment equal to the product determined by multiplying his annual base salary by two and his targeted annual non-equity incentive award by 1.75 in periodic payments in accordance with our payroll policies. In addition, Mr. Hamelin is currently receiving medical, life and disability insurance and similar benefits for a period of 18 months from the date of his separation from the company.

Each of our NEOs, with the exception of Mr. Gionco, agreed pursuant to the terms of his employment agreement that a specified amount to which he is entitled will be withheld by us for 12 months following the termination of his employment agreement to ensure compliance with the non-solicitation and non-competition covenants of his employment agreement, except that there is no such withholding if the termination is within 24 months of a Change in Control. Following the termination of Mr. Yachmetz’ employment for any reason other than for Cause, we will reimburse him for the costs of all outplacement services obtained by him for one year from the termination of his employment with us, up to a maximum of 20% of his base salary in effect on the date of the termination of his employment. Following the termination of employment of any of our other NEOs, with the exception of Mr. Gionco, for any reason other than for Cause, we will reimburse the NEO for the costs of all outplacement services obtained by him for two years from the termination of his employment with us, up to a maximum of $100,000. Each of our NEOs is subject to a non-competition covenant for a period of 6 months following the effective date of his termination from employment.

Additionally, upon a termination in connection with a Change in Control, all options, restricted stock and performance shares held by our current NEOs shall immediately vest. In the event we terminate any of Messrs. Crowley, Zuerblis or Dr. Bahrt’s employment without Cause, or if any of them terminates his employment for Good Reason, all of his time-vested restricted stock and stock options shall immediately vest.

Pursuant to their employment agreements, each of the NEOs agreed that during the term of his respective employment agreement and for six months thereafter he will not compete with us. In addition, each of the NEOs agreed that during the term of his respective employment agreement and for 12 months thereafter he will not solicit our employees. These covenants terminate if, following a Change in Control, we terminate the NEO’s employment without Cause or if the NEO terminates his employment for Good Reason.

For purposes of the employment agreements, a “Change in Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a)

any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (i) a merger of Savient in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger that would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and that would result in the members of the Board of Directors immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(c)	our stockholders approve any plan or proposal for our liquidation or dissolution;

(d)

any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 35% (40% in the case of Mr. Yachmetz) or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(e)

during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board of Directors unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The amount of compensation payable, and value of benefits provided, to each NEO upon termination for Cause, termination for Good Reason, and termination following a Change in Control is shown in the tables below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of the NEO’s separation from us.

Termination Without Cause Payment and Benefit Estimates

as of December 31, 2011

Name	Salary & Bonus	Accrued and Unused Vacation	Vesting of Equity Value								Health and Benefits Continuation	Outplacement Services	Total
			Stock Options		Restricted Stock		Performance Stock Options		Performance Restricted Stock
Richard Crowley	$648,125	$9,315	$—	(2)	$223,000	(4)	$—	(6)	$—		$61,536	$100,000	$1,041,976
Kenneth Zuerblis	$571,875	$6,678	$—	(2)	$—		$—		$—		$78,912	$100,000	$757,465
Kenneth Bahrt, MD	$600,000	$10,411	$—	(2)	$111,500	(4)	$—	(6)	$—		$78,648	$100,000	$900,559
Philip Yachmetz	$1,055,250	11,014	—	(3)	16,340	(5)	—	(3)	—	(3)	71,043	80,400	1,234,047

Former NEOs
John H. Johnson(1)	$2,160,000	$16,438	$—	(2)	$1,070,400	(4)	$—		$—		$78,936	$100,000	$3,425,774
Paul Hamelin(7)	$1,284,050	$32,385	$—	(8)	$10,891	(9)	$—		$—		$36,228	$42,100	$1,405,654
David Gionco	$300,150	7,401	$—	(3)	6,811	(5)	$—	(6)	$—		$39,576	$—	$353,938

(1)

Mr. Johnson resigned as our Chief Executive Officer and President on January 31, 2012. The amounts reflected in the above table represent the estimated potential payments and benefits at year end prior to Mr. Johnson’s resignation. Upon the effective date of his termination, Mr. Johnson was paid his full base salary and accrued and unused vacation pay at the current rate in effect through the effective date of termination, plus all other benefits to which Mr. Johnson had a vested right at that time. Mr. Johnson was not awarded annual non-equity incentive compensation for 2011 or 2012. All unvested performance based and time-vested stock options and restricted stock were forfeited by Mr. Johnson on the termination date.

(2)

Represents the intrinsic value of the outstanding options held by each NEO at December 31, 2011, calculated as the difference between the closing market price of our common stock on December 30, 2011(the last business day of our completed fiscal year), $2.23, and the exercise price of the options. Upon a termination without cause, all outstanding stock option granted to these NEO’s that vest solely on the passage of time become fully exercisable.

(3)	Pursuant to the Incentive Plans and the terms of the NEOs’ respective employment agreements, unvested stock options and restricted stock are forfeited upon a termination without cause.
(4)

Represents the closing price of our common stock on December 30, 2011(the last business day of our completed fiscal year), $2.23, multiplied by the number of restricted shares outstanding at December 31, 2011 for each NEO. Upon termination without cause, all outstanding restricted stock awards granted to these NEO’s that vest based solely on the passage of time (rather than performance conditions) become fully vested.

(5)	Time-vested restricted stock vests on a pro-rata basis upon a termination without cause.
(6)	Pursuant to each individual NEO’s employment agreement, unvested performance-based stock options are forfeited upon a termination without cause.
(7)

Pursuant to the terms of Mr. Hamelin’s employment and separation agreements, Mr. Hamelin is entitled to severance of approximately $1.4 million paid out over 18 months commencing on May 30, 2011 and consisting of (i) two years’ base salary, totaling approximately $0.8 million, (ii) non-equity incentive award at 60% of 1.75 times base salary, totaling approximately $0.4 million, (iii) continuation of healthcare, dental, life and accidental death and dismemberment and disability insurance coverage for a period of 18 months, and (iv) accrued and unused vacation days and outplacement assistance.

(8)

Pursuant to Mr. Hamelin’s Separation Agreement, we accelerated the vesting of 37,500 shares of stock options previously granted to Mr. Hamelin that were scheduled to vest on December 19, 2011. The value reflected in the above table assumes that the triggering event took place on December 30, 2011(the last business day of our completed fiscal year) and represents the intrinsic value of these options at December 30, 2011, which is the difference between the closing market price of our common stock on December 30, 2011, $2.23, and the exercise price of the options.

(9)

Mr. Hamelin’s restricted stock vested on a pro-rata basis. On May 30, 2011, the date of the Separation Agreement between Mr. Hamelin and us, Mr. Hamelin vested in 4,884 shares of restricted stock. The value reflected in the above table assumes that the triggering event took place on December 30, 2011(the last business day of our completed fiscal year) and represents the closing market price of the our common stock on December 30, 2011,$2.23, multiplied by the number of shares Mr. Hamelin was entitled to.

Termination by Executive for Good Reason Payment and Benefit Estimates

as of December 31, 2011

Name	Salary & Bonus	Accrued and Unused Vacation	Vesting of Equity Value								Health and Benefits Continuation	Outplacement Services	Total
			Stock Options		Restricted Stock		Performance Stock Options		Performance Restricted Stock
Richard Crowley	$648,125	$9,315	$—	(2)	$223,000	(4)	$—	(5)	$—		$61,536	$100,000	$1,041,976
Kenneth Zuerblis	$571,875	$6,678	$—	(2)	$—		$—		$—		$78,912	$100,000	$757,465
Kenneth Bahrt, MD	$600,000	$10,411	$—	(2)	$111,500	(4)	$—	(5)	$—		$78,648	$100,000	$900,559
Philip Yachmetz	$1,055,250	11,014	—	(3)	—	(3)	—	(3)	—	(3)	71,043	80,400	1,217,707

Former NEOs
John H. Johnson(1)	$2,160,000	$16,438	$—	(2)	$1,070,400	(4)	$—		$—		$157,872	$100,000	$3,504,710
Paul Hamelin(6)	$—	$—	$—		$—		$—		$—		$—	$—	$—
David Gionco	$300,150	7,401	$—	(3)	—	(3)	$—	(5)	$—		$39,576	$—	$347,127

(1)	See footnote (1) under the “Termination Without Cause” table.
(2)

Represents the intrinsic value of the outstanding options held by each NEO at December 31, 2011, which is the difference between the closing market price of the Company’s common stock on December 30, 2011(the last business day of the Company’s completed fiscal year), or $2.23, and the exercise price of the options. Upon termination for good reason, all outstanding stock option awards, including option awards that contain performance conditions, granted to these NEO’s become fully exercisable.

(3)	Pursuant to the Incentive Plans and the NEO’s employment agreement, all unvested stock options and restricted stock are forfeited upon a termination for good reason.
(4)

Represents the closing market price of the Company’s common stock on December 30, 2011(last business day of the Company’s completed fiscal year), $2.23, multiplied by the number of restricted shares outstanding at December 31, 2011 for each NEO. Upon termination for good reason, all outstanding restricted stock awards granted to these NEO’s that vest based solely on the passage of time (rather than performance conditions) become fully vested.

(5)	Pursuant to each individual NEO’s employment agreement, there is no acceleration of the exercisability of stock options that contain performance conditions upon termination for good reason.
(6)	As of December 31, 2011, Mr. Hamelin was not eligible to receive any payments upon termination by him for good reason.

Termination upon a Change in Control Payment and Benefit Estimates as of December 31, 2011

Name	Salary & Bonus	Accrued and Unused Vacation	Vesting of Equity Value								Health and Benefits Continuation	Outplacement Services	Total
			Stock Options		Restricted Stock		Performance Stock Options		Performance Restricted Stock
Richard Crowley	$972,188	$9,315	$—	(2)	$223,000	(3)	$—	(2)	$—		$76,920	$100,000	$1,381,423
Kenneth Zuerblis	$857,813	$6,678	$—	(2)	$—		$—		$—		$98,640	$100,000	$1,063,131
Kenneth Bahrt, MD	$900,000	$10,411	$—	(2)	$111,500	(3)	$—	(2)	$—		$98,310	$100,000	$1,220,221
Philip Yachmetz	$1,356,750	11,014	—	(2)	18,583	(3)	—	(2)	12,321	(3)	91,341	80,400	1,570,409

Former NEOs
John H. Johnson(1)	$2,700,000	$16,438	$—	(2)	$1,070,400	(3)	$—	(2)	$—		$98,670	$100,000	$3,985,508
Paul Hamelin(5)	$—	$—	$—		$—		$—		$—		$—	$—	$—
David Gionco	$300,150	7,401	$—	(2)	7,248	(3)	$—	(2)	$—		$39,576	$—	$354,375

(1)	See footnote (1) under the “Termination Without Cause” table
(2)

Represents the intrinsic value of the outstanding options held by each NEO at December 31, 2011, which is the difference between the closing market price of the Company’s common stock on December 30, 2011 (the last business day of the Company’s completed fiscal year), $2.23, and the exercise price of the options. Upon a change in control, all outstanding stock option awards granted to these NEO’s, including stock options that contain performance conditions become fully exercisable.

(3)

Represents the closing market price of the Company’s common stock on December 30, 2011(last business day of the Company’s completed fiscal year), or $2.23, multiplied by the number of restricted shares outstanding at December 31, 2011 for each NEO. Upon a change of control, all outstanding restricted stock awards granted to these NEO’s, including those that contain performance conditions become fully vested.

(4)	As of December 31, 2011, Mr. Hamelin was not eligible to receive any payments upon termination upon a change in control.

DIRECTOR COMPENSATION

We refer to our directors who are neither executive officers nor employees of Savient or our subsidiaries as our outside directors. Only outside directors receive remuneration for their service on the Board of Directors or any committee.

The Compensation Committee periodically reviews director compensation and targets such compensation at between the median and 75th percentile of compensation received by directors of companies in our Peer Group. Moreover, we base compensation for our outside directors upon the recommendations of our external compensation consultants, which the Compensation Committee engaged to assist in reviewing, evaluating, updating and refining compensation for our senior management and our outside directors. This review was performed by Radford and comprised of an analysis of two main variables: director compensation and the methods practiced in delivering such compensation to directors at companies in our Peer Group. Based on this analysis, we determined that the total compensation provided to our outside directors does not require adjustment as it meets the intended target and remains competitive, and the manner in which we provide equity compensation to our outside directors is consistent with the practices used by companies in our Peer Group. As a result, no changes were made to our Director Compensation Program in 2011.

Equity-Based Compensation

Each of our outside directors, with the exception of our Chairman, is granted annually on the day of our annual meeting of stockholders the number of shares of time-vested restricted stock or restricted stock units, at the director’s election, having an aggregate fair market value of $40,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The time-vested restricted stock grants vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Restricted stock units vest one year from the date of grant and are deferred at the director’s election. Additionally, each outside director, with the exception of the Chairman, is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate Black-Scholes value of $40,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Directors may exercise vested options during the six-month period following termination of Board service, except following death, in which case the exercise period is one year; provided, however, that directors who have served on the Board for five or more years may exercise vested options up to the expiration of the term of such options.

Cash Compensation

Each of our outside directors, with the exception of our Chairman, receives $20,000 annually in cash, and a fee of $1,500 for each Board meeting attended in person and $1,000 for each meeting attended by telephone. Members of our Compensation Committee and our Nominating and Corporate Governance Committee, other than the chairpersons, are paid $5,000 annually, and each chairperson of these committees is paid $10,000 annually. Members of the Audit and Finance Committee, other than the chairperson, are paid $7,500 annually, and the chairperson is paid $15,000 annually. Each committee member and committee chairperson receives a fee of $1,500 for each committee meeting attended in person and $1,000 for telephonic attendance, even if held on the same day as a meeting of the Board of Directors. All annual cash compensation amounts paid to outside directors are paid in quarterly installments, and all directors are reimbursed for their expenses in connection with attendance at Board and committee meetings.

We paid each of Dr. Constantine and Mr. Heller $500 per hour in connection with consulting services offered at the request of our Board of Directors in furtherance of the commercial launch of KRYSTEXXA and the filing of the Marketing Authorization Application for KRYSTEXXA with the European Medicines Agency. Mr. Heller’s consulting services for the company ended in February 2011. He was paid a total of $8,000 in 2011 for these services. Dr. Constantine’s consulting services for the company ended in April 2011. She was paid a total of $24,000 during 2011 for these services. Dr. Simon’s was paid $500 per hour for consulting services to the company pursuant to a consulting agreement entered into in January 2010 and which ended in June 2011. He was paid a total of $36,750 during 2011 for these services.

Chairman Compensation

Our Chairman is granted annually on the day of our annual meeting of stockholders the number of shares of time-vested restricted stock or restricted stock units having an aggregate fair market value of $80,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The time-vested restricted stock award vests quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Restricted stock units vest one year from the date of grant and are deferred at the director’s election. Additionally, our Chairman is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate Black-Scholes value of $80,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Our Chairman also receives $43,000 annually in cash, paid quarterly in arrears, and a fee of $2,000 for each Board of Directors meeting attended in person and $1,500 for telephonic attendance. Our Chairman is also the chairperson of the Audit and Finance Committee and a member of the Compensation Committee, and is an ex-officio member of the Nominating and Corporate Governance Committee. He is entitled to compensation for his attendance at committee meetings on which he serves, but not for his attendance at any other committee meetings.

Minimum Stock Holding Requirements

Our Corporate Governance Guidelines provide for a minimum stock ownership policy for non-employee members of our Board, with minimum ownership levels equal to two times the cash retainer paid to directors, whether paid in cash or shares and options, based on the closing price of our common stock on December 8, 2006, to be achieved within three years of the director’s joining the Board.

The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2011.

Director Summary Compensation Table for the Fiscal Year ended December 31, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)		Total ($)

Ginger Constantine	64,637	40,000	39,996	24,000	(5)	168,633
Alan Heller	78,592	40,000	39,996	8,000	(5)	166,588
Stephen Jaeger	133,379	80,000	79,992	—		293,371
Lee Simon	49,758	40,000	39,996	36,750	(5)	166,504
Virgil Thompson	80,258	40,000	39,996	—		160,254
David Norton	4,149	29,068	29,070			62,287
William Owen	3,538	29,068	29,070	—		61,676

Former Directors
Joseph Klein III	51,692	—	—			51,692
Herbert Conrad	58,951	—	—	—		58,951

(1)	Reflects the grant date fair values of the restricted stock units, restricted stock and performance restricted share awards in accordance with ASC 718 for awards granted in 2011.

(2)

As of December 31, 2011, each director had outstanding, the following numbers of restricted stock shares or units under the 2011 and 2004 Incentive Plans: Dr. Constantine: 2,646 shares; Mr. Heller: 5,291 units; Mr. Jaeger: 10,582 units; Messrs. Simon and Thompson: 2,646 shares; Mr. Norton: 7,249 units and Dr. Owen: 4,906 shares.

(3)

Reflects the grant date fair values of the stock options in accordance with ASC 718 for awards granted in 2011 pursuant to the 2011 Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 13 to our Annual Report on Form 10-K filed with the SEC on February 29, 2012.

(4)

As of December 31, 2011, each director had outstanding, the following numbers of options to purchase shares of our common stock awarded under the 2004 Incentive Plan: Dr. Constantine: 18,999 shares; Mr. Heller: 50,471 shares; Mr. Jaeger: 158,777 shares; Dr. Simon: 56,971 shares; Mr. Thompson: 138,328 shares; Mr. Norton: 9,505 shares and Dr. Owen: 9,505 shares.

(5)	Represents consulting fees earned during the year at the request of the Board of Directors. Payments to Dr. Simon were made pursuant to a consulting agreement.
(6)	Represents a cash payment made upon the vesting and payout of restricted stock units granted to Mr. Klein and deferred until his departure from the Board of Directors.

PROPOSAL 2

NON-BINDING (ADVISORY) VOTE APPROVING EXECUTIVE

COMPENSATION

This proposal gives stockholders of the company the opportunity to express their views on the compensation paid to our named executive officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). While this vote is non-binding and advisory in nature, the Board and intends to carefully consider any significant negative stockholder vote resulting from the proposal to better understand the concerns that influenced the vote. We currently hold an advisory vote on the compensation paid to our executive officers on an annual basis. The Company will next hold an advisory vote on the frequency of future executive compensation advisory votes at the 2017 annual meeting of shareholders.

The Board has developed the executive compensation program that is described more fully in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” and the related tables and narrative. The program promotes a performance-based culture and aligns executives’ interests with those of stockholders by linking a substantial portion of compensation to the Company’s performance. It balances short- and long-term compensation features to encourage the achievement of annual goals and objectives while also rewarding executives for production of value for the Company’s stockholders over the long term. The program is also designed to attract and retain highly talented executives who are critical to the successful implementation of the Company’s strategy.

More specifically:

•	A substantial portion of compensation should be performance-based;

•	A substantial portion of compensation should be delivered in the form of equity awards;

•	Our compensation program should enable us to compete for talented executives; and

•	The Compensation & Human Resources Committee (the “Compensation Committee”) carefully reviews executive compensation practices and has implemented a compensation program that:

•	Helps the Company reach its short-term and long-term strategic objectives;

•

Bases annual compensation decisions on an assessment of each executive’s achievement of qualitative and quantitative goals that are critical for the creation of long-term stockholder value and the overall Company performance;

•	Avoids perquisites that exceed levels customary to the markets in which executives reside.

For the reasons discussed above, the Board recommends that stockholders approve the executives’ compensation by approving the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.”

Your Board of Directors recommends that stockholders vote FOR the approval of the resolution set forth above.

PROPOSAL 3

AMENDMENT TO 1998 EMPLOYEE STOCK PURCHASE PLAN

On February 21, 2012, our board of directors approved an amendment to our 1998 Employee Stock Purchase Plan, which we refer to as our ESPP, subject to shareholder approval, that would increase the number of shares authorized for issuance under the ESPP by 1,500,000 shares (the “ESPP Amendment”). Should the additional shares be approved by the shareholders, this amendment will bring the total shares available for issuance under the ESPP, including shares previously issued, to 5,500,000 shares.

We are asking shareholders to approve the ESPP Amendment. Apart from the ESPP Amendment, no other terms or conditions of the ESPP will change. If the ESPP Amendment is not approved by the stockholders, we will not be able to continue to offer employees an opportunity to participate in the ESPP in the future once the shares that remain available for issuance thereunder are exhausted. As of April 3, 2012, there were 137,752 shares available for future issuance under the ESPP (before giving effect to the proposed 1,500,000 share increase).

The amendment incorporating this change to the ESPP is attached to this proxy statement as Annex A.

Reasons for Amending the ESPP

At the current use rate, we estimated that the ESPP will run of shares before our 2013 Annual Meeting of Stockholders. We believe that the ESPP plays a key role in our ability to recruit, reward and retain employees. Companies like Savient have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business. Our Board of Directors has determined that the addition of more shares to the ESPP continues to align the needs of our employees with the interests of our shareholders.

General Description of the ESPP

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, or Code. Rights granted under the ESPP will run for a maximum of 27 months.

All of our employees are eligible to participate in the ESPP, so long as their customary employment is more than 20 hours per week and more than five months in any calendar year. Employees who would, immediately after the granting of any right, own 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries are not eligible to participate. As of April 3, 2012, approximately 171 employees were eligible to participate in the ESPP. No employee will be granted a right which permits such employee to purchase shares under the ESPP at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such right is granted) for each calendar year in which such right is outstanding. Rights will not be assignable or transferable by a participating employee. Under the Purchase Plan, no right granted to any participating employee may cover more than 12,000 shares.

From time to time, our Board of Directors may fix a date or a series of dates on which we will grant rights to purchase shares of our common stock under the ESPP at prices not less than 85% of the lesser of:

•	the fair market value of the shares on the date of grant of such right; or

•	the fair market value of the shares on the date such right is exercised.

Our Board of Directors, or any committee or person(s) to whom it delegates its authority, will administer, interpret and apply all provisions of the ESPP.

Our Board of Directors may amend, modify or terminate the ESPP at any time without notice, provided that no such amendment, modification or termination may adversely affect any existing rights of any participating employee, except that in the case of a participating employee of any foreign subsidiary, the ESPP may be varied to conform with local laws. In addition, subject to appropriate adjustments to give effect to relevant changes in our capital stock, no amendments to the ESPP may be made without stockholder approval if such amendment would increase the total number of shares offered under the ESPP or would render rights “unqualified” for special tax treatment under the Code.

Withdrawal

A participant may withdraw all of, but not less than all of, the payroll deductions credited to his or her account at any time by giving written notice to Savient. Any such withdrawal by the participating employee of payroll deductions for a given offering period automatically terminates the participating employee’s interest in that offering period. A participating employee’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering. Similarly, a participating employee may not increase the amount of payroll deductions to be credited to his or her account for purchases under the ESPP.

Termination of Employee

Termination of a participant’s employment or eligibility for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of our common stock without receipt of consideration, appropriate adjustments will be made by the Board of Directors in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any required action by our shareholders.

Amendment and Termination of the ESPP

The Board of Directors may at any time, with limited exceptions, amend the ESPP, provided that such amendment shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the ESPP without prior approval of our shareholders if such amendment would constitute an amendment for which shareholder approval is required under the federal securities laws or the Code.

Federal Income Tax Consequences of the ESPP

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the Purchase Plan and with respect to the sale of common stock acquired under the Purchase Plan. This summary assumes that the purchase price for a share of stock is equal to the lesser of 85% of the fair market value of the stock on the grant date or 85% of the fair market value of the stock on the date that the stock is purchased. This summary is based on the tax laws in effect as of the date of this proxy statement. Additionally, this summary assumes that the Purchase Plan will comply with Section 423 of the Code. Changes to these laws or assumptions could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income under the ESPP either upon receiving a grant to purchase stock or upon purchasing stock.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the Purchase Plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the grant date and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the grant date; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Beginning in 2010, we are required to file a Form 3922 with the Internal Revenue Service reporting the purchase of stock by an employee under the ESPP, and we are required to provide a copy of such Form 3922 to the employee.

Tax Consequences to Savient. There will be no tax consequences to Savient except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Accordingly, the Board of Directors recommends a vote “FOR” the approval of the amendment to the 1998 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned on April 3, 2012 by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of the directors individually, (3) each of our executive officers and (4) all executive officers and directors as a group. Except as set forth in footnotes 1 through 7 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers or directors are direct or indirect beneficial owners of the shares. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after April 3, 2012 through the exercise or conversion of any stock option or other right. Except as otherwise set forth below, the street address of each beneficial owner is c/o Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816.

Name of Beneficial Owner	Shares Beneficially Owned	% Beneficially Owned
Palo Alto Investors LLC (1)	11,800,551	16.4%
Capital Research Global (2)	6,643,491	9.2%
Ziff Brothers Investments (3)	5,830,174	8.1%
Sectoral Asset (4)	5,479,190	7.6%
BlackRock Fund Advisors (5)	5,642,964	7.8%
Franklin Templeton (6)	5,397,100	7.5%
The Vanguard Group, Inc. (7)	4,070,285	5.7%
Philip K. Yachmetz (8)	760,974	1.1%
John Johnson (9)	635,684	*
Louis Ferrari (10)	368,003	*
Richard Crowley (11)	367,898	*
Stephen Jaeger (12)	225,422	*
Dr. Kenneth M. Bahrt (13)	208,000	*
Virgil Thompson (14)	198,521	*
David G. Gionco (15)	144,317	*
Paul Hamelin (16)	124,765	*
Alan Heller (17)	90,650	*
Lee Simon (18)	86,150	*
Kenneth Zuerblis (19)	57,000	*
Ginger Constantine (20)	34,632	*
David Y. Norton (21)	16,754	*
William Owen (22)	16,754	*
All directors and executive officers (23)	3,317,217	4.6%

*	Less than 1 percent
(1)

Based solely upon a Schedule 13G/A filed on February 13, 2012 by William Leland Edwards, Anthony Joonkyoo Yun, M.D., Palo Alto Investors Palo Alto Investors, LLC, and Paolo Alto Healthcare Master Fund II, L.P., to which we refer collectively as the Palo Alto Investors. The Palo Alto Investors beneficially own 11,828,551 shares of our common stock. The Palo Alto Investors have shared voting power and dispositive power as to 11,800,551 shares of our common stock and sole voting power and dispositive power as to 28,000 shares of our common stock. The address of the Palo Alto Investors is 470 University Avenue, Palo Alto, California 94301.

(2)

Based solely upon a Schedule 13G/A filed on February 8, 2012 by Capital Research Global Investors, to which we refer collectively as CRGI. CRGI beneficially owns 6,801,237 shares of our common stock. CRGI has sole dispositive power as to 6,801,237 shares of our common stock and has sole voting power as to 6,643,491 shares of our common stock. The address of CRGI is 333 South Hope Street, Los Angeles, CA 90071.

(3)

Based solely upon a Schedule 13G/A filed on February 14, 2012 by Samana Capital, L.P., Morton Holdings, Inc. and Philip B. Korsant, to which we refer collectively as Samana Capital. Samana Capital beneficially owns and has shared voting power and dispositive power as to 5,830,174 shares of our common stock. The address of Samana Capital is 35 Ocean Reef Drive, Suite 142, Key Largo, Florida 33037.

(4)

Based solely upon a Schedule 13G/A filed on February 14, 2012 by Sectoral Asset Management Inc., Jerome G. Pfund and Michael L. Sjostrom, to which we refer collectively as the Sectoral Investors. The Sectoral Investors beneficially own 5,749,190 shares of our common stock. The Sectoral Investors have sole dispositive power as to 5,749,190 shares of our common stock and have sole voting power as to 5,026,027 shares of our common stock. The address of the Sectoral Investors is 2120-1000 Sherbrooke St., West Montreal, PQ H3A 3G4, Canada.

(5)

Based solely upon a Schedule 13G/A filed on February 10, 2012 by BlackRock, Inc., to which we refer as BlackRock. BlackRock beneficially owns and has sole voting power and dispositive power as to 5,906,891 shares of our common stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(6)

Based solely upon a Schedule 13G/A filed on February 10, 2012 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Templeton Investments Corp., to which we refer collectively as Franklin Templeton. The securities reported by Franklin Templeton are beneficially owned by one or more open or closed end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of FRI, including the following: Franklin Templeton Investment Management Limited, Franklin Templeton Investments Corp., Franklin Templeton Portfolio Advisors, Inc., Templeton Asset Management Ltd., Templeton Global Advisors Limited, Templeton Investment Counsel, LLC, and Franklin Templeton Investments Japan Limited. Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted in Franklin Templeton’s Schedule 13G/A. Therefore, for purposes of Rule 13d 3 under the Securities Exchange Act of 1934, the Investment Management Subsidiaries may be deemed to be the beneficial owners of these securities. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d 3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.

Franklin Templeton beneficially owns 7,860,335 shares of our common stock. The Investment Management Subsidiaries have voting and dispositive power as to the following shares of our common stock: Templeton Global Advisors Limited has sole voting and dispositive power as to 84,920 shares of our common stock; Franklin Templeton Portfolio Advisors, Inc. has sole voting and dispositive power as to 189,635 shares of our common stock; Franklin Templeton Investments Corp. has sole voting power as to 5,311,810 shares of our common stock and sole dispositive power as to 5,397,100 of our common stock; Franklin Templeton Investment Japan Limited has sole voting and dispositive power as to 13,590 shares of our common stock; Templeton Asset Management Ltd. has sole voting power as to 51,180 shares of our common stock and sole dispositive power as to 706,500 shares of our common stock; Franklin Templeton Investment Management Limited has sole voting power as to 605,050 shares of our common stock and sole dispositive power as to 664,940 shares of our common stock; and Templeton Investment Counsel, LLC has sole voting and dispositive power as to 803,650 shares of our common stock.

The address of FRI and Messrs. Johnson is One Franklin Parkway, San Mateo, California 94403-1906. The address of Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, M5H 3T4, Canada.

(7)

Based solely upon a Schedule 13G filed on February 10, 2012 by The Vanguard Group, Inc., to which we refer as Vanguard. Vanguard beneficially owns 4,070,285 shares of our common stock, has sole voting power and shared dispositive power as to 109,023 shares of our common stock, and has sole dispositive power as to 3,961,262 shares of our common stock. The address of Vanguard, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)

Includes 419,965 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding performance restricted stock of 5,525 shares. As of April 5, 2012, Mr. Yachmetz had unvested options to purchase 365,000 shares of common stock.

(9)

Includes 86,334 of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding performance restricted stock of 300,000 shares which was forfeited as a result of Mr. Johnson’s resignation as our CEO on January 31, 2012. As of April 5, 2012, Mr. Johnson had unvested options to purchase 416,666 shares of common stock, which were forfeited as a result of Mr. Johnson’s resignation on January 31, 2012. Mr. Johnson’s beneficial ownership in the table is based on the most recent Form 4 filed by us on January 3, 2012.

(10)

Includes 17,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012. As of April 5, 2011, Louis Ferrari, had unvested options to purchase 340,000 shares of common stock.

(11)

Includes 14,898 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012. As of April 5, 2011, Mr. Crowley had unvested options to purchase 300,000 shares of common stock.

(12)

Includes 158,777 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding restricted stock of 10,582 shares. As of April 5, 2011, Mr. Jaeger had unvested options to purchase 3,516 shares of common stock.

(13)

Includes zero shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012. As of April 5, 2012, Dr. Bahrt , had unvested options to purchase 400,000 shares of common stock.

(14)

Includes 138,328 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding restricted stock of 1,323 shares. As of April 5, 2012, Mr. Thompson has unvested options to purchase 1,758 shares of common stock.

(15)

Includes 104,582 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012. As of April 5, 2012, Mr. Gionco, had unvested options to purchase 66,500 shares of common stock.

(16)

Includes zero shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012. As of April 5, 2012, Mr. Hamelin did not have any unvested options to purchase shares of our common stock. Mr. Johnsons beneficial ownership in the table is based on the most recent form 4 filed by us on February 14, 2011.

(17)

Includes 50,471 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding restricted stock of 5,291 shares. As of April 5, 2012, Mr. Heller had unvested options to purchase 1,758 shares of common stock.

(18)

Includes 56,971 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding restricted stock of 1,323 shares. As of April 5, 2012, Dr. Simon had unvested options to purchase 1,758 shares of common stock.

(19)

Includes 50,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012. As of April 5, 2012, Mr. Zuerblis had unvested options to purchase 350,000 shares of common stock.

(20)

Includes 18,999 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding restricted stock of 1,323 shares. As of April 5, 2012, Mrs. Constantine had unvested options to purchase 1,758 shares of common stock.

(21)

Includes 9,505 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding restricted stock units of 7,249 shares. As of April 5, 2012, Mr. Norton had unvested options to purchase 3,216 shares of common stock.

(22)

Includes 9,505 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; as well as outstanding restricted stock of 2,453 shares. As of April 5, 2012, Dr. Owen had unvested options to purchase 3,216 shares of common stock.

(23)

Directors and officers as a group note—Includes 1,129,835 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 5, 2012; outstanding restricted stock of 669,544 shares; as well as outstanding performance restricted stock of 305,525 shares. As of April 5, 2012, our directors and executive officers together had unvested options to purchase 1,771,980 shares of common stock.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General Information

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not approve the selection of KPMG, the selection of such firm as our independent registered public accountants will be reconsidered by the Audit and Finance Committee.

On November 30, 2011, we dismissed McGladrey & Pullen, LLP, or McGladrey & Pullen, as our independent registered public accounting firm. The Audit and Finance Committee approved McGladrey & Pullen’s dismissal. In addition, on November 30, 2011, the Audit and Finance Committee engaged KPMG LLP as the our new independent auditors for the fiscal year ending December 31, 2011.

During our fiscal years ended December 31, 2010 and December 31, 2009 and through November 30, 2011, neither we, nor anyone acting on our behalf, consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; nor was a written report or oral advice provided to us which KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, or SEC, pursuant to the Securities Exchange Act of 1934, as amended, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

None of the reports of McGladrey & Pullen on our financial statements for either of the two fiscal years ended December 31, 2010 and December 31, 2009 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

In each of our two fiscal years ended December 31, 2010 and December 31, 2009 and through November 30, 2011, there were no (i) disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with McGladrey & Pullen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement would have caused it to make reference to the subject matter of the disagreement in its report on our financial statements; or (ii) reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On November 30, 2011, we requested that McGladrey & Pullen furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter received from McGladrey & Pullen in response to such request, which is dated December 2, 2011, is filed as Exhibit 16.1 in our filing on Form 8-K on December 2, 2011.

The Board of Directors recommends you vote “for” the ratification of KPMG LLP as our independent registered public accountants

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Savient’s audited financial statements and management’s report on internal controls over financial reporting for the year ended December 31, 2011 and has discussed these financial statements with Savient’s management and registered public accounting firm.

Savient’s management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness and legality of the accounting principles and reporting policies that we use. Savient’s registered public accounting firm is responsible for auditing our financial statements annually, for reporting on certain matters to the Audit and Finance Committee, for reviewing its unaudited interim financial statements and for auditing management’s report on internal controls over financial reporting. The Audit and Finance Committee is responsible for providing independent, objective oversight of these processes.

The Audit and Finance Committee has received from, and discussed with, Savient’s registered public accounting firm various communications that the registered public accounting firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Savient’s registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee has discussed with the registered public accounting firm its independence from Savient.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Audit and Finance Committee recommended to Savient’s Board of Directors that the audited financial statements be included in Savient’s Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit and Finance Committee of the Board of Directors

Stephen O. Jaeger (Chairperson)

Ginger Constantine, M.D.

Virgil Thompson

Registered Public Accounting Firm’s Fees and Other Matters

The following table summarizes the fees of KPMG LLP, our current registered public accounting firm, and McGladrey & Pullen, LLP, our former registered public accounting firm, for 2010 and 2011:

	2011	2010
	KPMG	McGladrey & Pullen
Audit Fees (1)	$300,000	$500,606
Audit-Related Fees	—	—
Tax Fees (2)	—	12,000
All Other Fees	—	5,000

Total Fees	$300,000	$517,606

As discussed above, in the fourth quarter of 2011, we changed our independent auditor from McGladrey & Pullen to KPMG. The above table excludes fees of approximately $353,861 billed to us by McGladrey & Pullen for services related to preliminary audit work for the December 31, 2011 year ended and the first through third quarter financial statement reviews.

(1)	Audit Fees

Audit fees consist of fees related to professional services rendered during 2011 and 2010 in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in each of our Quarterly Reports on Form 10-Q, and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements, comfort letters or consents.

(2)	Tax Fees

Tax fees for 2010 represent procedures in connection with the Qualifying Therapeutic Discovery Grant application in 2010.

Pre-approval Policy and Procedures

The Audit and Finance Committee pre-approves all audit and non-audit services performed by our registered public accounting firm prior to the engagement of the registered public accounting firm with respect to such services. The Audit and Finance Committee has authorized the committee’s chairperson to approve fees for permissible non-audit services, up to $100,000 per service, provided the underlying service has previously been approved by the Audit and Finance Committee. The Committee chairperson informs the Audit and Finance Committee of such approval at its next regularly scheduled meeting.

Representatives of KPMG LLP are expected to attend the 2012 Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq Global Market. We assist our executive officers and directors in complying with these filing requirements. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. Based on a review of copies of the reports and written representations from our executive officers and directors, we believe that, during 2011, our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements.

OTHER MATTERS

Our Board of Directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In order to be considered for addition to the agenda for the 2013 Annual Meeting of Stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Secretary of Savient and must be received at our corporate offices no later than December 12, 2012.

According to the applicable provisions of our By-laws, if a stockholder wishes to nominate a candidate to serve as a director or to present a proposal at our 2012 annual meeting outside the processes of Rule 14a-8 that will not be considered for inclusion in the proxy materials for such meeting, then the stockholder must give written notice to our Corporate Secretary no earlier than November 11, 2012 and no later than December 11, 2012. In the event that the 2012 annual meeting is held more than thirty (30) days before or after the first anniversary of the Company’s 2011 annual meeting, then the required notice must delivered in writing to the Secretary of the Company at the address above no earlier than 120 days prior to the date of the 2012 annual meeting and no later than the later of 90 days prior to the 2012 annual meeting or the 10th day following the day on which the public announcement of the date of the 2012 annual meeting is first made by the Company. If a stockholder who wishes to present a proposal fails to notify Savient during the applicable time frame, the proxies that the Board of Directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

By Order of the Board of Directors,

Philip K. Yachmetz

Secretary

East Brunswick, New Jersey

April 10, 2012

Amendment

to

Savient Pharmaceuticals, Inc. 1998 Employee Stock Purchase Plan

The Savient Pharmaceuticals, Inc. 1998 Employee Stock Purchase Plan (the “Plan”), pursuant to Section 15 thereof, is hereby amended as follows:

The first sentence of Section 7 of the Plan is deleted in its entirety and replaced with the following: No more than four million, five-hundred thousand (4,500,000) Shares may be sold pursuant to Rights granted under the Plan.

Approved by the Board of Directors on February 21, 2012.

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

May 22, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.savient.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20630403030000000000 6	052212

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ Ginger Constantine, M.D. ¡ Stephen O. Jaeger ¡ David Y. Norton ¡ William Owen, Jr., M.D. ¡ Lee S. Simon, M.D. ¡ Virgil Thompson

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. The approval of the compensation of the named executive officers.	☐	☐	☐

3. The approval of an amendment to the 1998 Employee Stock Purchase Plan, which will increase the number of shares available thereunder by 1,500,000.	☐	☐	☐

4. Ratification of the appointment of KPMG LLP as independent auditors for the 2012 fiscal year.	☐	☐	☐

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ¢	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

May 22, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.savient.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20630403030000000000 6	052212

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. The approval of the compensation of the named executive officers.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	m Ginger Constantine, M.D. m Stephen O. Jaeger
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m David Y. Norton m William Owen, Jr., M.D.
☐	FOR ALL EXCEPT (See instructions below)	m Lee S. Simon, M.D. m Virgil Thompson		3. The approval of an amendment to the 1998 Employee Stock Purchase Plan, which will increase the number of shares available thereunder by 1,500,000.	☐	☐	☐

				4. Ratification of the appointment of KPMG LLP as independent auditors for the 2012 fiscal year.	☐	☐	☐
The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                         ¢

SAVIENT PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2012

David Y. Norton and Philip K. Yachmetz, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Savient Pharmaceuticals, Inc. held of record by the undersigned on April 3, 2012, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 22, 2012, at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side.)

¢	14475 ¢